Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216372

PROSPECTUS

May Offer—

$17,346,072,780

Debt Securities

Common Stock Warrants

Index Warrants

Preferred Stock

Depositary Shares

Stock Purchase Contracts

Stock Purchase Units

Common Stock

Citigroup will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus, the accompanying prospectus supplement and any applicable pricing supplement carefully before you invest. Citigroup may offer and sell these securities to or through one or more underwriters, dealers and agents, including Citigroup Global Markets Inc., a broker-dealer subsidiary of Citigroup, or directly to purchasers, on a continuous or delayed basis. The common stock of Citigroup Inc. is listed on the New York Stock Exchange and trades under the ticker symbol “C”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits or savings accounts but are unsecured obligations of Citigroup Inc. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

The date of this prospectus is August 4, 2017.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Citigroup and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Citigroup may offer;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” beginning on page 6 for information on Citigroup, including its financial statements.

Citigroup Inc.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. As of December 31, 2016, Citigroup operated, for management reporting purposes, via two primary business segments: Citicorp, consisting of Citigroup’s Global Consumer Banking businesses and Institutional Clients Group; and Citi Holdings, consisting of businesses and portfolios of assets that Citigroup has determined are not central to its core Citicorp businesses. Beginning in the first quarter of 2017, the remaining businesses and portfolios of assets in Citi Holdings will be reported as part of Corporate/Other and Citi Holdings will cease to be a separately reported business segment. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup’s principal executive office is at 388 Greenwich Street, New York, NY 10013, and its telephone number is (212) 559-1000.

References in this prospectus to “Citigroup,” “we,” “our” or “us” are to Citigroup Inc., and not any of its subsidiaries, unless the context indicates otherwise.

The Securities Citigroup May Offer

Citigroup may use this prospectus to offer up to $17,346,072,780 of:

•	debt securities;

•	common stock warrants;

•	index warrants;

•	preferred stock;

•	depositary shares;

•	stock purchase contracts;

•	stock purchase units; and

•	common stock.

A prospectus supplement will describe the specific types, amounts, prices and detailed terms of, and important United States federal income tax considerations in respect of, any of these offered securities.

Any of these offered securities may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (each, a “liquidation event”). In addition, Citigroup believes that in case of a liquidation event, Citigroup’s shareholders and unsecured creditors — including holders of the offered securities — will bear any losses resulting from the liquidation event. For more information, see “Citigroup Inc.” below.

Debt Securities

Debt securities are unsecured general obligations of Citigroup in the form of senior or subordinated debt. Senior debt includes Citigroup’s notes, debt and guarantees and any other debt for money borrowed that is not subordinated. Subordinated debt, so designated at the time it is issued, would not be entitled to interest and principal payments if interest and principal payments on the senior debt were not made.

The senior and subordinated debt will be issued under separate indentures between Citigroup and a trustee. Below are summaries of the general features of the debt securities from these indentures, unless otherwise specified in connection with a particular offering. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indentures, including all supplements thereto, which are included or incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part, Citigroup’s most recent Annual Report on Form 10-K, Citigroup’s Quarterly Reports on Form 10-Q filed after the Form 10-K and Citigroup’s Current Reports on Form 8-K filed after the period covered by Citigroup’s most recent Annual Report on Form 10-K. You can receive copies of these documents by following the directions beginning on page 6.

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Neither indenture limits the amount of debt that Citigroup may issue or provides holders any protection should there be a highly leveraged transaction involving Citigroup, although the senior debt indenture does limit Citigroup’s ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under “Description of Debt Securities — Covenants.”

•	The senior debt indenture allows for different types of debt securities, including indexed securities, to be issued in series.

•	The indentures allow Citigroup to merge or to consolidate with another company or sell all or substantially all of its assets to one or more of its subsidiaries or to another company. If any of these events occur with another company, the other company generally would be required to assume Citigroup’s responsibilities for the debt. Unless the transaction resulted in a default, Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

•	The indentures provide that holders of a majority of the total principal amount of the senior debt securities outstanding in any series and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series that, in each case, are affected by such change, may vote to change Citigroup’s obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or, except in certain circumstances, the currency of payment, cannot be made unless every holder affected consents to the change.

•	Citigroup may satisfy its obligations under the debt securities or be released from its obligation to comply with certain limitations at any time by depositing sufficient amounts of cash and/or government securities with the trustee to pay Citigroup’s obligations under the particular securities when due.

•	The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

Events of Default and Defaults

Unless otherwise specified in connection with a particular offering of senior debt, the only events of default specified in the senior debt indenture are:

•	failure to pay principal or required interest for 30 days after it is due; and

•	certain events of insolvency or bankruptcy, whether voluntary or not.

Only these events of default provide for a right of acceleration of the senior debt securities. No other event, including a default in the performance of any other covenant of Citigroup in the senior indenture or any other default that is not also an event of default, will result in acceleration.

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are certain events of insolvency or bankruptcy, whether voluntary or not. Only these events of default provide for a right of acceleration of the subordinated debt securities. No other event, including a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default that is not also an event of default, will result in acceleration.

Remedies

Senior Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of senior debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities. The occurrence of a default for any reason other than (i) nonpayment of principal or interest that has continued for 30 days or (ii) certain events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the senior debt securities be paid immediately.

Subordinated Indenture: If there were an event of default, the trustee or holders of 25% of the principal amount of subordinated debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series may rescind that acceleration of the debt securities. The occurrence of a default for any reason other than certain events of insolvency or bankruptcy will not give the trustee or such holders the right to demand that the principal of the subordinated debt securities be paid immediately.

TLAC Eligibility

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are intended to qualify as eligible long-term debt for purposes of the Federal Reserve’s total loss-absorbing capacity (“TLAC”) rule. As a result, in the event of a Citigroup bankruptcy or other resolution proceeding, Citigroup’s losses and any losses incurred by its subsidiaries would be imposed first on Citigroup’s shareholders and then on its unsecured creditors, including the holders of the debt securities. Further, in a bankruptcy or other resolution proceeding of Citigroup, any value realized by holders of the debt securities may not be sufficient to repay the amounts owed on the debt securities. For more information about the final TLAC rule and its consequences for the debt securities, you should refer to the section “Managing Global Risk — Liquidity Risk — Long-Term Debt — Total Loss-Absorbing Capacity (TLAC)” in Citigroup’s most recent Annual Report on Form 10-K.

Common Stock Warrants

Citigroup may issue common stock warrants and will do so under a separate common stock warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the common stock warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part.

Common stock warrants are securities pursuant to which Citigroup may sell or purchase common stock. The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable prospectus supplement.

Index Warrants

Citigroup may issue index warrants and will do so under a separate index warrant agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the index warrant agreement, which will be filed as an exhibit to one of Citigroup’s future current reports and incorporated by reference in its registration statement of which this prospectus forms a part. You can receive copies of these documents by following the directions beginning on page 5.

Index warrants are securities that, when properly exercised by the purchaser, entitle the purchaser to receive from Citigroup an amount in cash or a number of securities that will be indexed to prices, yields, or other specified measures or changes in an index or differences between two or more indices.

The prospectus supplement for a series of index warrants will describe the formula for determining the amount in cash or number of securities, if any, that Citigroup will pay you when you exercise an index warrant and will contain information about the relevant underlying assets and other specific terms of the index warrant.

Citigroup will generally issue index warrants in book-entry form, which means that they will not be evidenced by physical certificates. Also, Citigroup will generally list index warrants for trading on a national securities exchange, such as the New York Stock Exchange (“NYSE”), NYSE Arca, the NASDAQ Global Market or the Chicago Board Options Exchange.

The index warrant agreement for any series of index warrants will provide that holders of a majority of the total principal amount of the index warrants outstanding in any series may vote to change their rights concerning those index warrants. However, changes to fundamental terms such as the amount or manner of payment on an index warrant or changes to the exercise times cannot be made unless every holder affected consents to the change.

Any prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The prospectus supplement relating to each series of index warrants will describe the important tax considerations.

Preferred Stock

Citigroup may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Citigroup, voting rights and conversion rights.

Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Citigroup’s common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

Depositary Shares

Citigroup may issue depositary shares representing fractional shares of preferred stock. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. These depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Citigroup and a bank or trust company. You are encouraged to read the standard form of the deposit agreement, which is incorporated by reference in Citigroup’s registration statement of which this prospectus forms a part.

Stock Purchase Contracts and Stock Purchase Units

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The stock purchase contracts may be issued separately or as part of stock purchase units, consisting of a stock purchase contract and any combination of debt securities, capital securities, junior subordinated debt securities or debt obligations of third parties, including U.S. Treasury securities. The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

Common Stock

Citigroup may issue common stock, par value $0.01 per share. Holders of common stock are entitled to receive dividends when declared by Citigroup’s board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Use of Proceeds

Citigroup will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup may use a portion of the proceeds from the sale of index warrants and indexed notes to hedge its exposure to payments that it may have to make on such index warrants and indexed notes as described below under “Use of Proceeds and Hedging.”

Plan of Distribution

Citigroup may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement will explain the ways Citigroup sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup is granting the underwriters, dealers or agents.

If Citigroup uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

Citigroup expects that the underwriters for any offering will include one or more of its broker-dealer subsidiaries, including Citigroup Global Markets Inc. These broker-dealer subsidiaries also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup or any of its subsidiaries may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities. Offerings in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. addressing conflicts of interest when distributing the securities of an affiliate. See below under “Plan of Distribution.”

Ratio of Income to Fixed Charges and

Ratio of Income to Combined Fixed Charges

Including Preferred Stock Dividends

The following table shows (1) the consolidated ratio of income to fixed charges and (2) the consolidated ratio of income to combined fixed charges including preferred stock dividends of Citigroup for the six-month period ended June 30, 2017 and each of the five most recent fiscal years.

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016	2015	2014	2013	2012
Ratio of income to fixed charges (excluding interest on deposits)	3.45	3.84	4.41	2.74	2.90	1.61
Ratio of income to fixed charges (including interest on deposits)	2.50	2.67	3.01	2.04	2.19	1.39
Ratio of income to combined fixed charges including preferred stock dividends (excluding interest on deposits)	3.17	3.48	4.08	2.64	2.87	1.61
Ratio of income to combined fixed charges including preferred stock dividends (including interest on deposits)	2.39	2.54	2.89	2.00	2.18	1.39

Where You Can Find More Information

As required by the Securities Act of 1933, Citigroup filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC’s public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 1, 2017, and for the quarter ended June 30, 2017, filed on August 1, 2017;

•	Current Reports on Form 8-K filed on January 10, 2017, January 10, 2017, January 10, 2017, January 18, 2017 (to the extent filed with the SEC), February 13, 2017, February 15, 2017, February 17, 2017, April 7, 2017, April 13, 2017 (to the extent filed with the SEC), April 25, 2017, April 25, 2017, April 25, 2017, April 28, 2017, May 10, 2017, May 17, 2017, June 16, 2017, June 28, 2017, July 14, 2017 (to the extent filed with the SEC), July 19, 2017, July 24, 2017, July 24, 2017 and July 24, 2017;

•	Definitive Proxy Statement on Schedule 14A, filed on March 15, 2017; and

•	Current Report on Form 8-K, dated May 11, 2009, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

Citigroup Document Services

540 Crosspoint Parkway

Getzville, NY 14068

(716) 730-8055 (tel.)

(877) 936-2737 (toll free)

You should rely only on the information provided in this prospectus, the prospectus supplement and any applicable pricing supplement, as well as the information incorporated by reference. Citigroup is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the accompanying prospectus supplement and in other information incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. Generally, forward-looking statements are not based on historical facts but instead represent only Citigroup’s and its management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, target, illustrative, and similar expressions, or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus and the accompanying prospectus supplement, and the factors and uncertainties summarized under “Forward-Looking Statements” in Citigroup’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and the factors listed and described under “Risk Factors” in Citigroup’s most recent Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this prospectus and the accompanying prospectus supplement.

RISK FACTOR RELATED TO FLOATING RATE DEBT SECURITIES

Certain base rates described herein refer to “benchmarks,” including LIBOR and EURIBOR, that may be discontinued or reformed, which may adversely affect the value of and return on floating rate debt securities.

Certain base rates, including the London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and other rates or indices described herein, are deemed to be “benchmarks” and are the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause such benchmarks to perform differently than they performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any floating rate debt securities that refer, or are linked, to a “benchmark” to calculate interest or other payments due on those debt securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks,” trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks.”

To the extent interest payments on a floating rate debt security are linked to a specific “benchmark” that is discontinued or is no longer quoted, the applicable base rate will be determined using the alternative methods described in “Description of Debt Securities — Interest Rate Determination — Floating Rate Notes.” Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the payments that would have been made on those debt securities if the relevant “benchmark” was available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of a “benchmark” may make one or more of the alternative methods impossible or impracticable to determine. Under most of the base rates described herein, the final alternative method sets the interest rate for an interest period at the same rate as the immediately preceding interest period. Any of the foregoing may have an adverse effect on the value of such debt securities.

CITIGROUP INC.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide a broad range of financial products and services to consumers, corporations, governments and institutions. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. As of December 31, 2016, Citigroup operated, for management reporting purposes, via two primary business segments: Citicorp, consisting of Citigroup’s Global Consumer Banking businesses and Institutional Clients Group; and Citi Holdings, consisting of businesses and portfolios of assets that Citigroup has determined are not central to its core Citicorp businesses. Beginning in the first quarter of 2017, the remaining businesses and portfolios of assets in Citi Holdings will be reported as part of Corporate/Other and Citi Holdings will cease to be a separately reported business segment. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Banamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. Citigroup may augment its capital through issuances of common stock, perpetual preferred stock and equity issued through awards under employee benefits plans, among other issuances. Citigroup and Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company, and must submit a capital plan, subjected to stress testing, to the Federal Reserve, to which the Board of Governors of the Federal Reserve System (the “Federal Reserve”) does not object, before it may pay dividends on its stock.

On December 15, 2016, the Federal Reserve issued a final TLAC rule that will require Citigroup to (i) issue and maintain minimum levels of external TLAC and long-term debt and (ii) adhere to various “clean holding company” requirements at the bank holding company level. Citigroup continues to review and consider the implications of the final TLAC rule, including the impact of (y) a new anti-evasion provision that authorizes the Federal Reserve to exclude from a holding company’s outstanding eligible long-term debt any debt having certain features that would, in the Federal Reserve’s view, “significantly impair” the debt’s ability to absorb losses and (z) the consequences of any breach of the external long-term debt or clean holding company requirements. In response to the final TLAC rule, Citigroup supplemented its senior debt indenture on December 29, 2016 to, among other things, limit the circumstances under which future issuances of senior debt issued pursuant to the indenture can be accelerated, as required by the final TLAC rule. See Citigroup’s Current Report on Form 8-K dated December 29, 2016 and “Description of Debt Securities — Events of Default and Defaults” below.

Under Title I of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Citigroup has developed a “single point of entry” resolution strategy and plan under the U.S. Bankruptcy Code (the “Resolution Plan”). Under Citigroup’s Resolution Plan, only Citigroup, the parent holding company, would enter into bankruptcy, while Citigroup’s material legal entities (as defined in the public section of its 2017 Resolution Plan, which can be found on the Federal Reserve and FDIC websites) would remain operational and outside of any resolution or insolvency proceedings. Citigroup believes its Resolution Plan has been designed to minimize the risk of systemic impact to the U.S. and global financial systems, while maximizing the value of the bankruptcy estate for the benefit of Citigroup’s creditors. In addition, in line with the Federal Reserve’s final TLAC rule, Citigroup believes it has developed the Resolution Plan so that in the event of a Citigroup bankruptcy or other resolution proceeding, Citigroup’s losses and any losses incurred by its subsidiaries would be imposed first on Citigroup’s shareholders and then on its unsecured creditors, including the holders of the securities being offered by this prospectus. Further, in a bankruptcy or other resolution proceeding of Citigroup, any value realized by holders of any of the securities offered by this prospectus may not be sufficient to repay the amounts owed on such securities. For more information about the final TLAC rule and its consequences for debt securities, you should refer to the section “Managing Global Risk — Liquidity Risk — Long-Term Debt — Total Loss-Absorbing Capacity (TLAC)” in Citigroup’s most recent Annual Report on Form 10-K.

In response to feedback received from the Federal Reserve and FDIC (together, the “Agencies”) on Citigroup’s 2015 Resolution Plan, Citigroup took the following actions in connection with its 2017 Resolution Plan submission:

(i) Citicorp LLC (“Citicorp”), an existing wholly-owned subsidiary of Citigroup, was established as an intermediate holding company (an “IHC”) for certain of Citigroup’s operating material legal entities;

(ii) Citigroup executed an inter-affiliate agreement with Citicorp, Citigroup’s operating material legal entities and certain other affiliated entities pursuant to which Citicorp is required to provide liquidity and capital support to Citigroup’s operating material legal entities in the event Citigroup were to enter bankruptcy proceedings (the “Citi Support Agreement”);

(iii) pursuant to the Citi Support Agreement:

•	Citigroup made an initial contribution of assets, including certain high-quality liquid assets and inter-affiliate loans (the “Contributable Assets”), to Citicorp, and Citicorp became the business as usual funding vehicle for Citigroup’s operating material legal entities;

•	Citigroup will be obligated to continue to transfer Contributable Assets to Citicorp over time, subject to certain amounts retained by Citigroup to, among other things, meet Citigroup’s near-term cash needs;

•	in the event of a Citigroup bankruptcy, Citigroup will be required to contribute most of its remaining assets to Citicorp; and

(iv) the obligations of both Citigroup and Citicorp under the Citi Support Agreement, as well as the Contributable Assets, are secured pursuant to a security agreement.

The Citi Support Agreement provides two mechanisms, besides Citicorp’s issuing of dividends to Citigroup, pursuant to which Citicorp will be required to transfer cash to Citigroup during business as usual so that Citigroup can fund its debt service — including payments due on the securities being offered by this prospectus — as well as other operating needs: (i) one or more funding notes issued by Citicorp to Citigroup; and (ii) a committed line of credit under which Citicorp may make loans to Citigroup.

In addition to Citigroup’s required Resolution Plan under Title I of the Dodd-Frank Act, Title II of the Dodd-Frank Act grants the FDIC the authority, under certain circumstances, to resolve systemically important financial institutions, including Citigroup. This resolution authority is commonly referred to as the FDIC’s “orderly liquidation authority.” Under the FDIC’s stated preferred “single point of entry” strategy for such resolution, the bank holding company (Citigroup) would be placed in receivership; the unsecured long-term debt and shareholders of the parent holding company would bear any losses; and the operating subsidiaries would be recapitalized. Any of the securities being offered by this prospectus may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidity authority” provisions of the Dodd-Frank Act.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks when doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

The principal office of Citigroup is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 559-1000.

USE OF PROCEEDS AND HEDGING

General.    Citigroup will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

•	funding the business of its operating units;

•	funding investments in, or extensions of credit or capital contributions to, its subsidiaries;

•	financing possible acquisitions or business expansion; and

•	lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

Citigroup expects to incur additional indebtedness in the future to fund its businesses. Citigroup or one or more subsidiaries may enter into a swap agreement in connection with the sale of the offered securities and may earn additional income from that transaction.

Use of Proceeds Relating to Index Warrants and Indexed Notes.    Citigroup or one or more of its subsidiaries may use all or some of the proceeds received from the sale of index warrants or indexed notes to purchase or maintain positions in the underlying assets. Citigroup or one or more of its subsidiaries may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such index warrants and indexed notes.

Citigroup expects that it or one or more of its subsidiaries will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup or one or more of its subsidiaries may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the index warrants and indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

In addition, Citigroup or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in index warrants and indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup or one or more of its subsidiaries may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

If Citigroup or one or more of its subsidiaries has a long hedge position in, or options, futures contracts or swaps or options on the foregoing, or other derivative or similar instruments related to, the index or underlying assets, Citigroup or one or more of its subsidiaries may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the index warrants and indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup or one or more of its subsidiaries may receive a profit from the hedging activities, even if the market value of the index warrants or indexed notes declines. Citigroup is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

Citigroup has no reason to believe that its hedging activities, as well as those of its subsidiaries, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup cannot guarantee you that its hedging activities, as well as those of its subsidiaries, will not affect such prices or values. Citigroup will use the remainder of the proceeds from the sale of index warrants and indexed notes for the general corporate purposes described above.

EUROPEAN MONETARY UNION

The foreign currencies in which debt securities may be denominated or payments in respect of index warrants may be due or by which amounts due on the offered securities may be calculated could be issued by countries that are member states of the European Union that have adopted or adopt the single Euro currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time) (the “Participating Member States”).

The current nineteen Participating Member States are: Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Portugal, Slovakia, Slovenia and Spain. Other member states of the European Union may also become participating member states of the single Euro currency.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be unsecured obligations of Citigroup and will be either senior or subordinated debt. Senior debt securities will be issued under a senior debt indenture executed in November 2013, as supplemented. Subordinated debt securities will be issued under a subordinated debt indenture executed in April 2001, as supplemented. The senior debt indenture and any of its supplements and the subordinated debt indenture and any of its supplements are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures (or forms thereof) and any supplements have been filed with the SEC and are incorporated by reference or included in the registration statement on Form S-3 under the Securities Act of 1933, as amended, of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the indentures may be obtained from Citigroup or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference. If any debt securities are to be issued under an indenture having terms that differ from those described below, the terms of such indenture will be as described in the applicable supplement for the offering of such debt securities.

As used in this prospectus, the term “supplement” means either a prospectus supplement or a pricing supplement, as applicable.

Unless otherwise specified in connection with a particular offering of debt securities, the trustee under the senior debt indenture and under the subordinated indenture will be The Bank of New York Mellon. Citigroup has appointed Citibank, N.A. to act as paying agent under each such indenture.

General

The indentures provide that unsecured senior or subordinated debt securities of Citigroup may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup. Citigroup also has the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series.

United States federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup at a discount or a premium will be described in the applicable supplement.

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of debt securities, to participate in the assets of the subsidiary upon the subsidiary’s liquidation.

The applicable supplement relating to any offering of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	whether the debt securities will be senior or subordinated debt;

•	the indenture under which the debt securities are being issued;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the date or dates on which the debt securities may be redeemed prior to maturity either at the option of Citigroup or a holder of debt securities, if applicable, the terms upon which such election may be made and the manner in which the early redemption amount will be calculated;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	if other than in U.S. dollars, the currency or currency unit in which payment will be made;

•	if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

•	if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•	if any payments may be made at the election of Citigroup or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date of any global security if other than the original issuance of the first debt security to be issued;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities (Senior Debt Indenture, Section 3.01; Subordinated Debt Indenture, Section 2.02).

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not redeemable prior to maturity, except upon the occurrence of certain tax events described below under “— Redemption for Tax Purposes.” The redemption price for the debt securities upon the occurrence of certain tax events will be 100% of the principal amount thereof plus accrued interest to the date of the redemption.

Unless otherwise specified, if optional redemption with a “make-whole amount” is specified in connection with a particular offering of debt securities, such debt securities may be redeemed at Citigroup’s option, in whole at any time or in part from time to time, on or after the date specified in the supplement relating to such offering and, if applicable, prior to a date so specified, at a redemption price equal to the sum of: (i) 100% of the aggregate principal amount of the debt securities to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined below), if any, with respect to such debt securities.

As used in connection with such optional redemption:

•	“Make-Whole Amount” means the excess, if any, of: (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third business day preceding the date that notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, to the date of redemption, over (ii) the aggregate principal amount of the debt securities being redeemed.

•	“Reinvestment Rate” means the yield on Treasury securities at a constant maturity corresponding to the remaining life (as of the date of redemption, and rounded to the nearest month) to stated maturity or to such other date specified in connection with a particular offering of debt securities, of the principal being redeemed (the “Treasury Yield”), plus an additional number of basis points specified in the applicable supplement. For purposes hereof, the Treasury Yield shall be equal to the arithmetic mean of the yields published in the Statistical Release (as defined below) under the heading “Week Ending” for “U.S. Government Securities — Treasury Constant Maturities” with a maturity equal to such remaining life; provided that if no published maturity exactly corresponds to such remaining life, then the Treasury Yield shall be interpolated or extrapolated on a straight-line basis from the arithmetic means of the yields for the next shortest and next longest published maturities. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury Yield in the above manner, then the Treasury Yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by Citigroup.

•	“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve and which reports yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the senior debt indenture, then such other reasonably comparable index which shall be designated by Citigroup.

Calculation of the foregoing will be made by Citigroup or on our behalf by a person designated by us; provided, however, that such calculation shall not be a duty or obligation of the trustee.

In addition, if so specified in connection with a particular offering of securities, Citigroup may redeem a series of debt securities at Citigroup’s option, in whole at any time or in part from time to time, on or after the date specified in the supplement relating to such offering, at a redemption price equal to 100% of the principal amount of the debt securities being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

The redemption of any debt security that is included in Citigroup’s capital and total loss-absorbing capacity may be subject to consultation with the Federal Reserve, which may not acquiesce in the redemption of such note unless it is satisfied that the capital position and total loss-absorbing capacity of Citigroup will be adequate after the proposed redemption.

In the case of any optional redemption of only part of the debt securities of a particular series at the time outstanding, the debt securities to be redeemed will be selected not more than 60 days prior to the redemption date in accordance with the procedures of the applicable depositary or, in the case of certificated debt securities, by the trustee by such method as the trustee shall deem appropriate.

If Citigroup elects to redeem debt securities, it will provide notice to the holders of record of the debt securities to be redeemed. Such notice will be at least 15 days and not more than 60 days before the date fixed for redemption. Each notice of redemption will state:

•	such election of Citigroup to redeem debt securities of such series;

•	the redemption date;

•	the redemption price;

•	CUSIP or ISIN number and/or common code of the debt securities to be redeemed;

•	that on the redemption date the redemption price will become due and payable upon each debt security to be redeemed, and that interest thereon will cease to accrue on and after said date; and

•	the place or places where the notes are to be surrendered for payment of the redemption price and that the debt securities designated in such notice for redemption are required to be presented on or after such redemption date at the designated place or places of payment.

Notwithstanding the foregoing, if the debt securities are held in book-entry form through The Depository Trust Company (“DTC”), Citigroup may give such notice in any manner permitted or required by DTC. See “— Book-Entry Procedures and Settlement — Notices” below.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not subject to any sinking fund.

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof (Senior Debt Indenture, Section 3.02). The supplement relating to debt securities denominated in a foreign currency will specify the denomination of such debt securities.

The currency for payment for book-entry debt securities denominated in a foreign currency will be specified in the applicable supplement. However, when interests in such debt securities are held through DTC, all payments in respect of such debt securities will be made in U.S. dollars. See “— Book-Entry Procedures and Settlement” and “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Citigroup may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities under the indenture as the debt securities initially issued.

The senior debt securities will be issued only in registered form. The subordinated debt securities may be issued in registered form, bearer form, or both; however, unless otherwise specified in connection with a particular offering of subordinated debt securities, the subordinated debt securities will be issued in registered form. If bearer securities are issued, the United States federal income tax consequences and other special considerations, procedures and limitations applicable to such bearer securities will be described in the applicable supplement. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “— Book-Entry Procedures and Settlement.”

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the relevant trustee in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer. (Senior Debt Indenture, Section 3.06; Subordinated Debt Indenture, Section 2.05) Debt securities in bearer form will be transferable by delivery. Provisions with respect to the exchange of debt securities in bearer form will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of debt securities denominated in a foreign currency, a fiscal agency agreement will be entered into in relation to the debt securities between Citigroup and Citibank, N.A., London office, as registrar, fiscal agent and principal paying agent. The terms “registrar,” “fiscal agent,” and “principal paying agent” shall include any successors appointed from time to time in accordance with the provisions of the fiscal agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons. The holders of the debt securities are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Unless otherwise specified in connection with a particular offering of debt securities, copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England, and at the office of Banque Internationale à Luxembourg S.A., as long as the debt securities are listed on the Luxembourg Stock Exchange.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are intended to qualify as eligible long-term debt for purposes of the TLAC rule. As a result, in the event of a Citigroup bankruptcy or other resolution proceeding, Citigroup’s losses and any losses incurred by its subsidiaries would be imposed first on Citigroup’s shareholders and then on its unsecured creditors, including the holders of the debt securities. Further, in a bankruptcy or other resolution proceeding of Citigroup, any value realized by holders of the debt securities may not be sufficient to repay the amounts owed on the debt securities. For more information about the final TLAC rule and its consequences for the debt securities, you should refer to the section “Managing Global Risk — Liquidity Risk — Long-Term Debt — Total Loss-Absorbing Capacity (TLAC)” in Citigroup’s most recent Annual Report on Form 10-K.

Payments of Principal and Interest

Payments of principal and interest on debt securities issued in book-entry form will be made as described below under “— Book-Entry Procedures and Settlement.” Payments of principal and interest on debt securities issued in definitive form, if any, will be made as described below under “— Definitive Notes and Paying Agents.”

Unless otherwise specified in connection with a particular offering of debt securities, interest on the debt securities will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the debt security was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the debt security was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the debt security was issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the debt security was issued.

Unless otherwise specified in connection with a particular offering of debt securities, all payments of interest on the debt securities will be made to the persons in whose names the notes are registered at the close of business on the Business Day preceding an interest payment date.

If an interest payment date for a fixed rate note or the maturity date of the debt securities falls on a day that is not a Business Day, the payment due on such interest payment date or on the maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, if an interest payment date for a floating rate note falls on a day that is not a Business Day, such interest payment date will be the next following Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding Business Day.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business (a) in New York, in the case of U.S. dollar-denominated debt securities; (b) in New York, London and Tokyo, in the case of Yen-denominated debt securities; (c) in New York, London and Sydney, in the case of Australian dollar (“A$”)-denominated debt securities; and (d) in New York and London and which is also a TARGET business day (“TARGET”), in the case of Euro-denominated debt securities. A “TARGET business day” is a day on which TARGET 2 is open for the settlement of payment in Euro, and “TARGET 2” is the Trans-European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007. Unless otherwise specified in connection with a particular offering of debt securities, in the case of Canadian dollar-denominated debt securities, “Business Day” shall mean any Toronto business day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

Interest Rate Determination

Fixed Rate Notes

Unless otherwise specified in connection with a particular offering of debt securities, each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable supplement until its principal amount is paid or made available for payment.

Unless otherwise specified in connection with a particular offering of debt securities, interest on each fixed rate note will be payable semi-annually in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on U.S.-dollar-denominated fixed rate notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The day-count for fixed rate notes denominated in any other currency will be set forth in the applicable supplement. All U.S. dollar, Canadian dollar and Euro amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward. All Yen amounts resulting from this calculation will be rounded to the nearest Yen, with five-tenths or more of ¥1 to be rounded upwards to the nearest ¥1 per debt security. The rounding convention for any other currency will be set forth in the applicable supplement. Interest on Australian dollar-denominated debt securities for any period will be calculated on the basis of the actual number of days elapsed and the actual number of days in the year. All Australian dollar amounts resulting from this calculation will be rounded to the nearest Australian dollar, with five-tenths or more of A$1 to be rounded upwards to the nearest A$1 per note.

Floating Rate Notes

Each floating rate note will bear interest at the interest rate specified in the supplement relating to a particular series of debt securities. Unless otherwise specified in connection with a particular offering of debt securities, interest on each floating rate note will be payable quarterly in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on floating rate notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date. Interest on Australian dollar-denominated debt securities for any period will be calculated on the basis of the actual number of days elapsed and a 365-day year.

The first interest period will commence on the day the floating rate notes are issued and will end on the day preceding the next following interest payment date.

The interest rate for each offering of floating rate notes for a particular interest period will be a per annum rate equal to the base rate specified in the applicable supplement, as determined on the relevant interest determination date (defined below for each base rate), plus or minus any spread or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points specified in the applicable supplement and the spread multiplier is the percentage specified in the applicable supplement.

Each floating rate note will bear interest for each interest period at a rate determined by Citibank, N.A., acting as calculation agent. Promptly upon determination, the calculation agent will inform the trustee and Citigroup of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of such floating rate notes, the trustee and Citigroup. As long as the floating rate notes are listed on the Luxembourg Stock Exchange, the Luxembourg Stock Exchange shall be notified of the interest rate, the amount of the interest payment and the interest payment date for a particular interest period not later than the first day of such interest period. Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

The applicable supplement will designate one of the following base rates as applicable to an offering of floating rate notes:

•	LIBOR;

•	the Treasury Rate;

•	the Prime Rate;

•	EURIBOR;

•	CDOR;

•	BBSW Rate; or

•	such other rate or interest rate formula as is set forth in the applicable supplement and in such floating rate note.

The following terms are used in describing the various base rates:

The “index maturity” is the period of maturity of the instrument or obligation from which the base rate is calculated.

“H.15(519)” means the publication entitled “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Federal Reserve.

“H.15 Daily Update” means the daily update of the Federal Reserve at http://www.federalreserve.gov/releases/H15/update or any successor site or publication.

Unless otherwise specified in connection with a particular offering of debt securities, in this section, business day means:

•	for any floating rate note, any day that is not a Saturday or Sunday and that is not a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York City, London, or the place in which the floating rate note or its coupon is to be presented for payment;

•	for LIBOR floating rate notes only, a London business day, which shall be any day on which dealings in deposits in the specified currency are transacted in the London interbank market;

•	for floating rate notes having a specified currency other than U.S. dollars only, other than Euro-denominated floating rate notes, any day that, in the principal financial center (as defined below) of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close;

•	for EURIBOR floating rate notes and Euro-denominated floating rate notes, a TARGET business day; and

•	for BBSW floating rate notes and Australian dollar-denominated floating rate notes, a New York, London and Sydney business day.

As used above, a “principal financial center” means the capital city of the country issuing the specified currency. However, for Australian dollars, Canadian dollars, New Zealand dollars and Swiss francs, the principal financial center may be specified in the applicable supplement as Sydney, Toronto, Auckland and Zurich, respectively.

Unless otherwise specified in connection with a particular offering of debt securities, each of the following base rates will be determined by the calculation agent as described below. Unless otherwise specified in connection with a particular offering of debt securities, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

LIBOR Notes.    Each LIBOR note will bear interest for each interest period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine LIBOR on each interest determination date. The interest determination date is the second London business day prior to each interest period.

On an interest determination date, the calculation agent will determine LIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency for the period of the index maturity specified in the applicable supplement commencing on the interest determination date, which appear on the “designated LIBOR page” at approximately 11:00 a.m., London time, on that date.

•	If “Reuters LIBOR01” is designated, or if no LIBOR page is specified in the applicable supplement as the method for calculating LIBOR, “designated LIBOR page” means the display on Reuters screen LIBOR01 for the purpose of displaying the London interbank offered rates of major banks for the specified currency. If the relevant Reuters page is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for the specified currency.

If LIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine LIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the interest determination date. These quotations shall be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the interest determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in such market at that time.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest period will be the same as for the immediately preceding interest period.

Treasury Rate Notes.    Each Treasury Rate note will bear interest for each interest period at an interest rate equal to the Treasury Rate and any spread or spread multiplier, specified in the note and the applicable supplement.

The calculation agent will determine the Treasury Rate on each interest determination date. The interest determination date for each interest period will be the day of the week in which the beginning of that interest period falls on which treasury securities are normally auctioned. Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the Friday of the week preceding an interest period, that Friday will be the interest determination date pertaining to the interest period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest determination date for a Treasury Rate note, then that interest determination date will instead be the business day immediately following the auction date.

Unless “Constant Maturity” is specified in the applicable supplement, the Treasury Rate for each interest period will be the rate for the auction held on the Treasury Rate determination date for such interest period of treasury securities (as defined below) as such rate appears on Reuters (or any successor service) on page USAUCTION10 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION10”) or page USAUCTION11 (or any other page as may replace such page on such service) (“Reuters Page USAUCTION11”) opposite the caption “INVEST RATE.” Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable Note or supplement.

If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below.

(1)	If the Treasury rate is not published prior to 3:00 p.m., New York City time on the earlier of 1) the tenth calendar day after the interest determination date or, if that day is not a business day, the next succeeding business day, or 2) the business day immediately preceding the applicable interest payment date or maturity date, as the case may be (the “calculation date”), then the Treasury Rate will be the Bond Equivalent Yield (as defined below) of the rate for the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Auction High” on the interest determination date.

(2)	If the rate referred to in clause (1) is not so published by 3:00 p.m., New York City time, on the calculation date, the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable treasury securities as announced by the United States Department of the Treasury on the interest determination date.

(3)	If the rate referred to in clause (2) above is not so announced by the United States Department of the Treasury, or if the auction is not held, then the Treasury Rate will be the Bond Equivalent Yield of the rate on the interest determination date of the applicable treasury securities published in H.15(519) opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(4)	If the rate referred to in clause (3) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate on the calculation date of the applicable treasury securities as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption “U.S. Government Securities/Treasury Bills/Secondary Market” on the interest determination date.

(5)	If the rate referred to in clause (4) is not so published by 3:00 p.m., New York City time, on the calculation date, then the Treasury Rate will be the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the interest determination date, of three primary United States government securities dealers selected by the calculation agent (after consultation with Citigroup), for the issue of treasury securities with a remaining maturity closest to the index maturity specified in the applicable supplement.

(6)	If the dealers selected by the calculation agent are not quoting bid rates as mentioned in (5) above, then the Treasury Rate for such interest period will be the same as the Treasury Rate for the immediately preceding interest period. If there was no preceding interest period, the Treasury Rate will be the initial interest rate.

Bond Equivalent Yield will be expressed as a percentage and calculated as follows:

Bond Equivalent Yield	=	D × N	× 100
360 – (D × M)

where “D” refers to the applicable per annum rate for treasury securities quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

Prime Rate Notes.    Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the Prime Rate notes and the applicable supplement.

The calculation agent will determine the Prime Rate for each interest period on each interest determination date. The interest determination date is the second business day prior to each interest period. The Prime Rate will be the rate made available and subsequently published on that date in H.15(519) opposite the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above.

•	If the rate is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the rate on the interest determination date that is published in the H.15 Daily Update other recognized electronic source used for the purpose of displaying that rate, opposite the caption “Bank Prime Loan.”

•	If the rate referred to above is not published prior to 3:00 p.m., New York City time, on the calculation date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the USPRIME1 page (or such other page as may replace such page on such service for the purpose of displaying prime rates or base lending rates of major United States banks) as such bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on the interest determination date.

•	If fewer than four such rates appear on the Reuters Screen USPRIME1 page, then the calculation agent will select three major banks in New York City (after consultation with Citigroup). The Prime Rate will be the arithmetic average of the prime rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the interest determination date.

•	If the banks that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate for the immediately preceding interest period, or if there was no interest period, the rate of interest payable will be the initial interest rate.

“Reuters Screen USPRIME1 page” means the display which appears on the display on Reuters (or any successor service) as page “USPRIME1” (or any other page as may replace such page), for the purpose of displaying prime rates or base lending rates of major United States banks.

EURIBOR Notes.    Each EURIBOR note will bear interest for each interest period at an interest rate equal to EURIBOR and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine EURIBOR on each interest determination date. The interest determination date is the second TARGET business day prior to each interest period.

On an interest determination date, the calculation agent will determine EURIBOR for each interest period as follows.

The calculation agent will determine the offered rates for deposits in euros for the period of the index maturity specified in the applicable supplement, in amounts of at least €1,000,000, commencing on the interest determination date, which appears on the display on Reuters (or any successor service) on EURIBOR1 (or any other page as may replace such page on such service) as of 11:00 a.m., Brussels time, on that date.

If EURIBOR cannot be determined on an interest determination date as described above, then the calculation agent will determine EURIBOR as follows.

•	The calculation agent (after consultation with Citigroup) will select four major banks in the Euro-zone interbank market.

•	The calculation agent will request that the principal Euro-zone offices of those four selected banks provide their offered quotations to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the interest determination date. These quotations shall be for deposits in Euros for the period of the specified index maturity, commencing on the interest determination date. Offered quotations must be based on a principal amount equal to at least €1,000,000 that is representative of a single transaction in such market at that time.

(1)	If two or more quotations are provided, EURIBOR will be the arithmetic average of those quotations.

(2)	If less than two quotations are provided, the calculation agent (after consultation with Citigroup) will select three major banks in the Euro-zone and follow the steps in the two bullet points below.

•	The calculation agent will then determine EURIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in the Euro-zone to leading European banks at approximately 11:00 a.m., Brussels time, on the interest determination date. The rates quoted will be for loans in Euros, for the period of the specified index maturity, commencing on the interest determination date. Rates quoted must be based on a principal amount of at least €1,000,000 that is representative of a single transaction in such market at that time.

•	If the banks so selected by the calculation agent are not quoting rates as described above, EURIBOR for the interest period will be the same as for the immediately preceding interest period.

“Euro-zone” means the region comprised of member states of the European Union that adopted the Euro as their single currency.

CDOR Rate Notes.    Each CDOR note will bear interest for each interest period at an interest rate equal to the Canadian dollar three-month Banker’s Acceptance Rate (“CDOR”) and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine CDOR on each interest determination date. The interest determination date is the first day of such interest period. CDOR will be the offered rate for Canadian dollar bankers’ acceptances having a maturity of three months, as such rate appears on the Reuters Screen CDOR page, or such other replacing service or such other service that may be nominated by the person sponsoring the information appearing there for the purpose of displaying offered rates for Canadian dollar bankers’ acceptances having a maturity of three months, at approximately 10:00 a.m., Toronto time, on such interest determination date.

The following procedures will be followed if CDOR cannot be determined as described above.

•	If the rate is not published prior to 10:00 a.m., Toronto time, on the interest determination date, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date.

•	If no offered rate appears on Reuters Screen CDOR page on an interest determination date at approximately 10:00 a.m., Toronto time, then CDOR will be the average of the bid rates of interest for Canadian dollar bankers’ acceptances with maturities of three months for same day settlement as quoted by such of the Schedule I banks (as defined in the Bank Act (Canada)) as may quote such a rate as of 10:00 a.m., Toronto time, on such interest determination date. If at least two quotations are provided, CDOR will be the arithmetic average of the quotations provided.

•	If the Schedule I banks so selected by the calculation agent are not quoting as mentioned above, CDOR for the next interest period will be the rate in effect for the preceding interest period.

Floating/Fixed Rate Notes.    The applicable supplement may provide that a debt security will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. In such an event, the interest rate on the debt security will be determined as if it were a floating rate note and a fixed rate note for each respective period, all as specified herein and in the applicable supplement.

BBSW Rate Notes.    Each BBSW note will bear interest at a rate equal to the Australian dollar three-month Bank-Bill Reference Rate (the “BBSW Rate”) and any spread or spread multiplier specified in the note and the applicable supplement.

The calculation agent will determine the BBSW Rate for each interest period on each interest determination date. The interest determination date is the first day of each interest period. The BBSW Rate will be the rate for prime bank eligible securities having a tenor closest to the interest period which is designated as the “AVG MID” on the Reuters Screen BBSW Page at approximately 10:10 a.m., Sydney time, on the interest determination date.

If the rate is not published prior to 10:30 a.m., Sydney time, on the interest determination date, or if it is displayed but the calculation agent determines that there is a manifest error in that rate, then the BBSW Rate will be the rate determined by the calculation agent having regard to comparable indices then available.

“Reuters Screen BBSW page” means the display which appears on the display on Reuters (or any successor service) as page “BBSW” (or any other page as may replace such page), for the purpose of displaying BBSW rates or base lending rates of major Australian banks.

All percentages resulting from any calculation of the rate of interest will be rounded, if necessary, to the nearest 1/10,000 of 1% (.0001), with five hundred thousandths of a percentage point rounded upward.

Dual Currency Debt Securities

Citigroup may from time to time offer dual currency debt securities on which Citigroup has the option of making all payments of principal and interest on such debt securities, the payments on which would otherwise be made in the specified currency of those debt securities, in the optional payment currency specified in the applicable supplement. This option will be exercisable in whole but not in part on an option election date, which will be any of the dates specified in the applicable supplement. Information as to the relative value of the specified currency compared to the optional payment currency will be set forth in the applicable supplement.

The supplement for each issuance of dual currency debt securities will specify, among other things, the specified currency; the optional payment currency; and the designated exchange rate. The designated exchange rate will be a fixed exchange rate used for converting amounts denominated in the specified currency into amounts denominated in the optional payment currency. The supplement will also specify the option election dates and interest payment dates for the related issuance of dual currency debt securities. Each option election date will be a particular number of days before an interest payment date or maturity, as set forth in the applicable supplement. Each option election date will be the date on which Citigroup may select whether to make all scheduled payments due thereafter in the optional payment currency rather than in the specified currency.

If Citigroup makes such an election, the amount payable in the optional payment currency will be determined using the designated exchange rate specified in the applicable supplement. Unless otherwise specified in connection with a particular offering of debt securities, if such an election is made, notice of the election will be provided in accordance with the terms of the dual currency debt securities within two business days of the option election date. The notice will state (1) the first date, whether an interest payment date and/or maturity, on which scheduled payments in the optional payment currency will be made and (2) the designated exchange rate. Unless otherwise specified in the applicable supplement, any such notice by Citigroup, once given, may not be withdrawn. The equivalent value in the specified currency of payments made after such an election may be less, at the then current exchange rate, than if Citigroup had made the payment in the specified currency.

For United States federal income tax purposes, holders of dual currency debt securities may need to comply with rules which differ from the general rules applicable to holders of other types of debt securities offered by this prospectus. The United States federal income tax consequences of the purchase, ownership and disposition of dual currency debt securities will be set forth in the applicable supplement.

Extension of Maturity

If so stated in the supplement relating to a particular offering of debt securities, Citigroup may extend the stated maturity of those debt securities for an extension period. Unless otherwise specified in connection with a particular offering of debt securities, such an extension period will be one or more periods of one to five whole years, up to but not beyond the final maturity date set forth in the supplement.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may exercise its option for a particular offering of debt securities by notifying the trustee for that series at least 45 but not more than 60 days prior to the original stated maturity of the debt security. Not later than 40 days prior to the original stated maturity of the debt security, the trustee for the debt securities will provide notice of the extension to the holder, in accordance with “— Book-Entry Procedures and Settlement — Notices” below. The extension notice will set forth among other items: the election of Citigroup to extend the stated maturity of the debt security; the new stated maturity; in the case of a fixed rate note, the interest rate applicable to the extension period; in the case of a floating rate note, the spread, spread multiplier or method of calculation applicable to the extension period; and any provisions for redemption during the extension period, including the date or dates on which, or the period or periods during which, and the price or prices at which, a redemption may occur during the extension period.

Unless otherwise specified in connection with a particular offering of debt securities, upon the provision by such trustee of an extension notice in accordance with “— Book-Entry Procedures and Settlement — Notices” below, the stated maturity of the debt security will be extended automatically, and, except as modified by the extension notice and as described in the next paragraph, the debt security will have the same terms as prior to the extension notice.

Despite the foregoing and unless otherwise specified in connection with a particular offering of debt securities, not later than 20 days prior to the original stated maturity of the debt security, Citigroup may, at its option, revoke the interest rate, or the spread or spread multiplier, as the case may be, provided for in the extension notice for the debt security and establish for the extension period a higher interest rate, in the case of a fixed rate note, or a higher spread or spread multiplier, in the case of a floating rate note. Citigroup may so act by causing the trustee for the debt security to provide notice of the higher interest rate or higher spread or spread multiplier, as the case may be, in accordance with “— Book-Entry Procedures and Settlement — Notices” below, to the holder of the debt security. Unless otherwise specified in connection with a particular offering of debt securities, the notice will be irrevocable. Unless otherwise specified in connection with a particular offering of debt securities, all debt securities for which the stated maturity is extended will bear the higher interest rate, in the case of fixed rate notes, or higher spread or spread multiplier, in the case of floating rate notes, for the extension period, whether or not tendered for repayment.

If so stated in the supplement relating to a particular offering of debt securities, the holder of a debt security of which Citigroup elects to extend maturity may have the option of early redemption, repayment or repurchase.

Listing

Unless otherwise specified in connection with a particular offering of debt securities, application will be made to list the debt securities on the Official List of the Luxembourg Stock Exchange and to admit them to trading on the regulated market of the Luxembourg Stock Exchange.

Directive 2006/43/EC of the European Parliament and of the Council of May 17, 2006 on statutory audits of annual accounts and consolidated accounts, (the “Statutory Audit Directive”) entered into force on 29 June 2006 and was amended most recently by Directive 2014/56/EU. The Statutory Audit Directive required member states to take measures necessary to comply with its provisions by June 29, 2008.

Among other requirements, the Statutory Audit Directive requires that, where an issuer’s securities are admitted to trading on a regulated market in any member state of the European Economic Area (the “EEA”) and its auditor is from a country outside the EEA then, unless covered by an exemption or derogation, that auditor must be registered in that member state and be subject to that member state’s system of oversight, quality assurance, investigation and penalties. The Statutory Audit Directive further provides that audit reports issued by auditors from countries outside the EEA which are not so registered (or covered by an exemption or derogation) shall have no legal effect in the relevant member state.

As a result of having securities already admitted to trading on the Regulated Market of the Luxembourg Stock Exchange, Citigroup will be required by Directive 2004/109/EC of the European Parliament and of the Council of December 15, 2004 on the harmonization of transparency requirements in relation to information about issuers whose securities are admitted to trading on a regulated market, as amended (the “Transparency Directive”) and implementing measures in Luxembourg to publish at the latest four months after the end of each of its financial years an annual financial report containing, among other things, its audited financial statements.

As of the date of this prospectus, Citigroup’s auditors are registered pursuant to the Statutory Audit Directive and implementing measures in Luxembourg. However, if Citigroup determines it is impracticable or unduly burdensome to maintain such a listing of any series of debt securities due to changes in applicable law or listing requirements occurring after the original issue date of the relevant series of debt securities, application may be made to de-list such debt securities from the regulated market of the Luxembourg Stock Exchange. In such event, Citigroup may obtain an alternative admission to listing, trading and/or quotation of such debt securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in Citigroup’s opinion, unduly burdensome, an alternative admission may not be obtained, and Citigroup will have no further obligation in respect of any listing, trading or quotation for such debt securities.

Notice of any de-listing and/or alternative admission will be given as described under “— Book-Entry Procedures and Settlement — Notices” below.

Payment of Additional Amounts

Obligation to Pay Additional Amounts

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will pay additional amounts to the beneficial owner of any debt security that is a non-United States person in order to ensure that every net payment on such debt security will not be less, due to payment of U.S. withholding tax, than the amount then due and payable. For this purpose, a “net payment” on a debt security means a payment by Citigroup or a paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment or other governmental charge of the United States. These additional amounts will constitute additional interest on the debt security.

Exceptions

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.

(1)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the United States as a citizen, resident or otherwise;

•	having had such a relationship in the past; or

•	being considered as having had such a relationship.

(2)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the United States;

•	being treated as having been present in or engaged in a trade or business in the United States in the past; or

•	having or having had a permanent establishment in the United States.

(3)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Internal Revenue Code of 1986, as amended):

•	personal holding company;

•	foreign private foundation or other foreign tax-exempt organization;

•	passive foreign investment company;

•	controlled foreign corporation; or

•	corporation which has accumulated earnings to avoid United States federal income tax.

(4)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Citigroup entitled to vote or by reason of the beneficial owner being a bank that has invested in a debt security as an extension of credit in the ordinary course of its trade or business.

For purposes of items (1) through (4) above, “beneficial owner” means a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.

(5)	Additional amounts will not be payable to any beneficial owner of a debt security that is a:

•	fiduciary;

•	partnership;

•	limited liability company; or

•	other fiscally transparent entity,

or that is not the sole beneficial owner of the debt security, or any portion of the debt security. However, this exception to the obligation to pay additional amounts will only apply to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment.

(6)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will only apply if compliance with such reporting requirements is required by statute or regulation of the United States or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge.

(7)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on a debt security by Citigroup or a paying agent.

(8)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later.

(9)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner of a debt security for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any:

•	estate tax;

•	inheritance tax;

•	gift tax;

•	sales tax;

•	excise tax;

•	transfer tax;

•	wealth tax;

•	personal property tax; or

•	any similar tax, assessment, withholding, deduction or other governmental charge.

(11)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any tax, assessment, or other governmental charge required to be withheld by any paying agent from a payment of principal or interest on a note if such payment can be made without such withholding by any other paying agent.

(12)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any withholding, deduction, tax, duty assessment or other governmental charge that would not have been imposed but for a failure by the holder or beneficial owner of a debt security (or any financial institution through which the holder or beneficial owner holds the debt security or through which payment on the debt security is made) to take any action (including entering into an agreement with the Internal Revenue Service (“IRS”)) or to comply with any applicable certification, documentation, information or other reporting requirement or agreement concerning accounts maintained by the holder or beneficial owner (or any such financial institution), or concerning ownership of the holder or beneficial owner, or any substantially similar requirement or agreement.

(13)	Additional amounts will not be payable if a payment on a debt security is reduced as a result of any combination of items (1) through (12) above.

Except as specifically provided in this section (“Payment of Additional Amounts”) and under “— Redemption for Tax Purposes” below, Citigroup will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of such government.

Relevant Definitions

As used in this prospectus, “United States person” means:

•	any individual who is a citizen or resident of the United States;

•	any corporation, partnership or other entity treated as a corporation or a partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	any estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; and

•	a trust if (a) a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of the trust; or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Additionally, “non-United States person” means a person who is not a United States person, and “United States” means the United States of America, including the states of the United States of America and the District of Columbia, but excluding its territories and possessions.

Redemption for Tax Purposes

Redemption Procedure

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup may, at its option, redeem a series of debt securities as a whole, but not in part, on not less than 15 nor more than 60 days’ prior notice, only in the circumstances described in items (1) or (2) below under “— Redemption Circumstances.” To redeem, Citigroup must pay a redemption price equal to 100% of the principal amount of the debt securities, together with accrued interest to the redemption date.

Redemption Circumstances

Unless otherwise specified in connection with a particular offering of debt securities, there are two sets of circumstances in which Citigroup may redeem the debt securities in the manner described above under “— Redemption Procedure”:

(1)	Citigroup may redeem a series of debt securities if:

•	Citigroup becomes or will become obligated to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	the obligation to pay additional amounts arises as a result of any change in the laws, regulations or rulings of the United States, or an official position regarding the application or interpretation of such laws, regulations or rulings, which change is announced or becomes effective on or after the date of the supplement relating to the original issuance of notes which form a series; and

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup.

(2)	Citigroup may also redeem a series of debt securities if:

•	any act is taken by a taxing authority of the United States on or after the date of the supplement relating to the original issuance of notes which form a series, whether or not such act is taken in relation to Citigroup or any subsidiary, that results in a substantial probability that Citigroup will or may be required to pay additional amounts as described under “— Payment of Additional Amounts” above;

•	Citigroup determines, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to it, other than substituting the obligor under the notes or taking any action that would entail a material cost to Citigroup; and

•	Citigroup receives an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that Citigroup will or may be required to pay the additional amounts described under “— Payment of Additional Amounts” above, and delivers to the trustee a certificate, signed by a duly authorized officer, stating that based on such opinion Citigroup is entitled to redeem a series of debt securities pursuant to their terms.

Book-Entry Procedures and Settlement

Unless otherwise specified in connection with a particular offering of debt securities, we will issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless otherwise specified in connection with a particular offering of debt securities, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the relevant trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the applicable indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank, S.A./N.V., or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the debt securities are represented by the global securities, we will pay principal of and interest and premium, if any, on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the relevant trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or, only for notes held through DTC, in U.S. dollars. See “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversion” below.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)	the depositary is unwilling or unable to continue as depositary for such global security and Citigroup is unable to find a qualified replacement for the depositary within 90 days;

(b)	at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934; or

(c)	Citigroup in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless otherwise specified in connection with a particular offering of debt securities, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive debt securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry debt securities will then be entitled (1) to receive physical delivery in certificated form of definitive debt securities equal in principal amount to their beneficial interest and (2) to have the definitive debt securities registered in their names. Thereafter, the holders of the definitive debt securities will be recognized as the “holders” of the debt securities under the applicable indenture.

The applicable indenture provides for the replacement of a mutilated, lost, stolen or destroyed definitive debt security, so long as the applicant furnishes to Citigroup and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to receive payments of principal and interest on their debt securities at the office of Citigroup’s paying agent maintained in the Borough of Manhattan (in the case of holders of U.S. dollar-denominated debt securities or holders of debt securities denominated in a foreign currency electing to receive payments in U.S. dollars) and in London (in the case of holders of debt securities denominated in a foreign currency not electing to receive payments in U.S. dollars) and, if the definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a definitive debt security may be made only against surrender of the debt security to one of Citigroup’s paying agents. Citigroup also has the option of making payments of interest by mailing checks to the registered holders of the debt securities.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup’s paying agent in the Borough of Manhattan will be the corporate trust office of Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York. Citigroup’s paying agent in London is Citibank, N.A. London office, located at Citigroup Centre, Canada Square, Canary Wharf, London, England. Citigroup’s paying agent and transfer agent in Luxembourg is Banque Internationale à Luxembourg S.A., currently located at 69, route d’Esch, L-2953 Luxembourg. As long as the debt securities are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, Citigroup will maintain a paying agent and transfer agent in Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in London and Luxembourg. See “— Notices” below.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to transfer their securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of Citibank, N.A., listed above and, so long as definitive debt securities are listed on the Luxembourg Stock Exchange, at the offices of the transfer agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of Citibank, N.A. and the Luxembourg transfer agent. Upon surrender, Citigroup will execute, and the trustee will authenticate and deliver, new debt securities to the designated transferee in the amount being transferred, and a new debt security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Citibank, N.A. or the Luxembourg transfer agent, as requested by the owner of such new debt securities. Citigroup will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be. In addition, so long as the securities are listed on the Luxembourg Stock Exchange, notices will also be made by publication in a leading newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

Governing Law

The senior debt indenture, the subordinated debt indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

Unless otherwise specified in connection with a particular offering of debt securities, all funds deposited with the relevant trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of the debt securities will be repaid to Citigroup upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup, and the trustee and paying agents will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup’s payment obligations evidenced by the debt securities must be commenced within six years after payment is due. Thereafter Citigroup’s payment obligations will generally become unenforceable.

Senior Debt

The senior debt securities will be issued under the senior debt indenture, will be unsecured obligations of Citigroup and will rank on an equal basis with all other unsecured senior indebtedness of Citigroup, whether existing at the time of issuance or created thereafter. In the event of (i) any conflict between a provision of the senior debt indenture and the Trust Indenture Act of 1939, as amended (the “TIA”) or (ii) the omission of a provision required to be included in the senior debt indenture by the TIA, the TIA will control.

Subordinated Debt

The subordinated debt securities will be issued under the subordinated debt indenture, will be unsecured obligations of Citigroup, will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all “Senior Indebtedness” (as defined below) of Citigroup and will rank equally with all other unsecured and subordinated indebtedness of Citigroup, whether existing at the time of issuance or created thereafter, other than subordinated indebtedness which is designated as junior to the subordinated debt securities. In the event of (i) any conflict between a provision of the subordinated debt indenture and the TIA, or (ii) the omission of a provision required to be included in the subordinated debt indenture by the TIA, the TIA will control.

If Citigroup defaults in the payment of any principal of, or premium, if any, or interest on any Senior Indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Citigroup cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities. Nevertheless, holders of subordinated debt securities may still receive and retain:

•	securities of Citigroup or any other corporation provided for by a plan of reorganization or readjustment that are subordinate, at least to the same extent that the subordinated debt securities are subordinate to Senior Indebtedness; and

•	payments made from a defeasance trust as described below.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Citigroup, its creditors or its property, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. Holders of subordinated debt securities must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described below, directly to the holders of Senior Indebtedness until all Senior Indebtedness is paid in full. (Subordinated Debt Indenture, Section 14.01).

“Senior Indebtedness” means:

(1)	the principal, premium, if any, and interest in respect of (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by Citigroup, including all indebtedness (whether now or hereafter outstanding) issued under (i) an indenture dated November 13, 2013 between Citigroup and The Bank of New York Mellon, as trustee, as the same has been or may be amended, modified or supplemented from time to time, and (ii) an indenture dated March 15, 1987, between Citigroup and The Bank of New York Mellon, as successor trustee, as the same has been or may be amended, modified or supplemented from time to time;

(2)	all capital lease obligations of Citigroup;

(3)	all obligations of Citigroup issued or assumed as the deferred purchase price of property, all conditional sale obligations of Citigroup and all obligations of Citigroup under any conditional sale or title retention agreement, but excluding trade accounts payable in the ordinary course of business;

(4)	all obligations, contingent or otherwise, of Citigroup in respect of any letters of credit, bankers acceptances, security purchase facilities or similar credit transactions;

(5)	all obligations of Citigroup in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts or other similar agreements;

(6)	all obligations of the type referred to in clauses (1) through (5) above of other persons for the payment of which Citigroup is responsible or liable as obligor, guarantor or otherwise; and

(7)	all obligations of the type referred to in clauses (1) through (6) above of other persons secured by any lien on any property or asset of Citigroup, whether or not such obligation is assumed by Citigroup;

except that Senior Indebtedness does not include:

(A) any other indebtedness issued under the subordinated debt indenture;

(B) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under (i) the indenture, dated as of October 7, 1996, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, as the same has been or may be amended, modified, or supplemented from time to time and (ii) the indenture, dated as of July 23, 2004, between Citigroup and The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank, as trustee, as the same has been or may be amended, modified, or supplemented from time to time (collectively, the “junior subordinated debt indentures”).;

(C) all indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under the indenture, dated as of June 28, 2007, between Citigroup and The Bank of New York Mellon (formerly The Bank of New York), as trustee, as the same has been or may be amended, modified, or supplemented from time to time the “junior junior subordinated debt indenture”));

(D) any guarantee in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust; or

(E) any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the subordinated notes and the issuance of which (x) has received the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Board of Governors of the Federal Reserve System or (y) does not at the time of issuance prevent the subordinated notes from qualifying for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Board of Governors of the Federal Reserve System or any applicable concurrence or approval of the Federal Reserve Bank of New York or its staff.

“Citigroup Trust” means each of Citigroup Capital III, Citigroup Capital XIII and Citigroup Capital XVIII, each a Delaware statutory trust, or any other similar trust created for the purpose of issuing preferred securities in connection with the issuances of junior subordinated notes under the junior subordinated debt indentures or the junior junior subordinated debt indenture.

Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Covenants

Limitations on Liens.    The senior debt indenture provides that Citigroup will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of senior debt securities and, at Citigroup’s option, any other senior indebtedness ranking equally with such series of senior debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Senior Debt Indenture, Section 5.04). The subordinated debt indenture does not contain a similar provision.

“Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

•	Citigroup’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•	Citigroup’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•	Citigroup’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Citigroup and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means any person of which a majority of the voting power of the outstanding ownership interests (excluding ownership interests entitled to voting power only by reason of the happening of a contingency) shall at the time be owned, directly or indirectly, by Citigroup, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a person that is not a corporation, ordinarily to appoint or approve the appointment of persons holding similar positions).

“Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Senior Debt Indenture, Section 5.04).

Limitations on Mergers and Sales of Assets.    The indentures provide that Citigroup will not merge or consolidate with another entity or sell other than for cash or lease all or substantially all its assets to another entity, except if such lease or sale is to one or more of its Subsidiaries, unless:

•	either (1) Citigroup is the continuing entity, or (2) the successor entity, if other than Citigroup, in the case of the senior debt indenture is a U.S. entity, and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	in the case of the senior debt indenture or if provided in the applicable supplement for a series of subordinated debt, immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Senior Debt Indenture, Sections 5.05 and 16.05; Subordinated Debt Indenture, Section 15.01).

Limitations on Future Issuances of Subordinated Debt Securities under the Subordinated Debt Indenture.    The subordinated debt indenture provides that any subordinated debt securities issued under the subordinated debt indenture shall either (x) be issued with the concurrence or approval of the staff of the Federal Reserve Bank of New York or the staff of the Federal Reserve System or (y) qualify at the time of issuance for Tier 2 capital treatment (irrespective of any limits on the amount of Citigroup’s Tier 2 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve System.

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, Citigroup and the relevant trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

Citigroup and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the senior debt securities of a series or at least a majority in aggregate principal amount of the subordinated debt securities of a series that, in each case, are affected by such modification, modify the applicable indenture or the rights of the holders of the securities of such series to be affected.

No such modification may, without the consent of the holder of each security so affected:

•	change the fixed maturity of any such securities;

•	reduce the rate of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	reduce the amount of the principal of any securities issued originally at a discount;

•	change the currency in which any such securities are payable; or

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities.

In addition, no such modification may:

•	reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

•	change the rights, duties or immunities of the trustee under the indentures unless the trustee agrees to such change (Senior Debt Indenture, Sections 15.01, 15.02 and 15.03; Subordinated Debt Indenture, Sections 13.01, 13.02 and 13.03).

In addition, the subordinated debt indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities (Subordinated Debt Indenture, Section 13.02).

Events of Default and Defaults

Events of default under the senior debt indenture are:

•	failure to pay principal or required interest for 30 days after it is due; and

•	certain events of insolvency or bankruptcy, whether voluntary or not (Senior Debt Indenture, Section 6.01).

Defaults under the senior debt indenture include:

•	failure to perform any other covenant of Citigroup in the senior debt indenture; and

•	all events of default (Senior Debt Indenture, Section 6.07).

Unless otherwise specified in connection with a particular offering of senior debt, only the events of default provide for a right of acceleration of the senior debt securities. No other event, including a default that is not also an event of default, will result in acceleration (Senior Debt Indenture, Sections 6.01, 6.02 and 6.07).

Unless otherwise specified in connection with a particular offering of subordinated debt, the only events of default specified in the subordinated debt indenture are events of insolvency or bankruptcy, whether voluntary or not, with respect to Citigroup. Only these events of default provide for a right of acceleration of the subordinated debt securities. No other event, including a default in the payment of principal of, premium, if any, or interest on, subordinated debt securities, the performance of any other covenant of Citigroup in the subordinated indenture or any other default that is not also an event of default, will result in acceleration (Subordinated Debt Indenture, Sections 6.01, 6.02 and 6.07).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup is required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup of its obligations under the indentures during the preceding year (Senior Debt Indenture, Section 5.06; Subordinated Debt Indenture, Section 5.04).

No event of default regarding one series of senior debt securities issued under the senior debt indenture is necessarily an event of default regarding any other series of senior debt securities (Senior Debt Indenture, Section 6.01). For purposes of this section, “series” refers to debt securities having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it (Section 10.01).

If a default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer security and indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

Senior Debt Indenture.    Unless otherwise specified in connection with a particular offering of senior debt securities, after Citigroup has deposited with the trustee cash and/or U.S. government securities or, in the case of debt securities denominated in a currency other than U.S. dollars, after Citigroup has deposited with the trustee funds in the currency specified in the applicable supplement and/or other government securities specified in the applicable supplement in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the senior debt securities of such series when due, then Citigroup, at its option:

•	will be deemed to have paid and satisfied its obligations on all outstanding senior debt securities of such series, which is known as “defeasance and discharge” (Senior Debt Indenture, Section 12.02); or

•	will cease to be under any obligation under specific covenants, relating to the senior debt securities of such series, which is known as “covenant defeasance” (Senior Debt Indenture, Section 12.03).

In the case of both defeasance and discharge and covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of such series will have no United States federal income tax consequences as a result of such deposit (Senior Debt Indenture, Section 12.04).

When there is a defeasance and discharge, (1) the senior debt indenture will no longer govern the senior debt securities of such series, (2) Citigroup will no longer be liable for payment and (3) the holders of such senior debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

The obligations and rights under the senior debt indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory or optional sinking fund payments, if any, registration of transfer and exchange of the senior debt securities of such series, replacement of mutilated, destroyed, lost or stolen senior debt securities and certain other administrative provisions will continue even if Citigroup exercises its defeasance and discharge or covenant defeasance options (Senior Debt Indenture, Sections 12.02 and 12.03).

Under current United States federal income tax law, defeasance and discharge should be treated as a taxable exchange of the senior debt securities for an interest in the trust. As a consequence, each holder of the senior debt securities would recognize gain or loss equal to the difference between the value of the holder’s interest in the trust and holder’s adjusted tax basis for the senior debt securities deemed exchanged, except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income. Each holder would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a holder, the holder would not receive any cash until the maturity or an earlier redemption of the senior debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of senior debt securities.

Subordinated Debt Indenture.    Unless otherwise specified in connection with a particular offering of subordinated debt securities, the defeasance and discharge and covenant defeasance provisions contained in the subordinated debt indenture will apply and are substantially the same as those described above for the senior debt indenture (Subordinated Debt Indenture, Sections 11.01, 11.02, 11.03, 11.04 and 11.05).

Under the subordinated debt indenture, in the case of both defeasance and discharge and covenant defeasance, Citigroup must also deliver to the trustee an opinion of counsel to the effect that the holders of the subordinated debt securities will have no United States federal income tax consequences as a result of such deposit.

Concerning the Trustees

Citigroup has had and may continue to have banking relationships with the trustees in the ordinary course of business.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following is a general summary of United States federal income tax considerations that may be relevant to a beneficial owner of a debt security. The summary is based on:

•	laws;

•	regulations;

•	rulings; and

•	decisions now in effect,

all of which may change, possibly with retroactive effect. This summary deals only with beneficial owners that will hold debt securities as capital assets. This summary does not address all of the United States federal income tax considerations that may be relevant to a beneficial owner of debt securities, including the alternative minimum tax and the Medicare tax on net investment income. For example, this summary does not address tax considerations applicable to investors to whom special tax rules may apply, including:

•	banks or other financial institutions;

•	tax-exempt entities;

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	controlled foreign corporations;

•	dealers in securities or currencies;

•	an entity classified as a partnership for U.S. federal income tax purposes or investors therein;

•	persons that will hold debt securities as a hedge or in order to hedge against currency risk or as a part of an integrated investment, including a “straddle” or “conversion transaction,” comprised of a debt security and one or more other positions; or

•	United States holders (as defined below) that have a functional currency other than the U.S. dollar.

Any special United States federal income tax considerations relevant to a particular issue of debt securities, including any indexed notes, floating rate notes, notes with an extendible maturity, dual currency notes or notes providing for contingent payments, will be provided in the applicable supplement. Purchasers of such notes should carefully examine the applicable supplement and should consult with their tax advisors with respect to such notes. Prospective purchasers of debt securities with maturities of one year should be aware that special United States federal income tax rules apply to short-term debt instruments, and should consult with their tax advisors with respect to such securities.

Prospective investors should consult their tax advisors in determining the tax consequences to them of purchasing, holding, and disposing of the debt securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

As used in this summary, the term “United States holder” means a beneficial owner of a debt security who is a citizen or resident of the United States, a domestic corporation or is otherwise subject to U.S. federal income tax on a net income basis in respect of the debt securities. The term “non-United States holder” means a beneficial owner of a debt security who is not a United States holder.

United States Holders

Payments of Interest

Payments of qualified stated interest, as defined below under “Original Issue Discount,” on a debt security will be taxable to a United States holder as ordinary interest income at the time that such payments are accrued or are received, in accordance with the United States holder’s method of tax accounting.

If such payments of interest are made in foreign currency with respect to a debt security that is denominated in such foreign currency, the amount of interest income realized by a United States holder that uses the cash method of tax accounting will be the U.S. dollar value of the specified currency payment based on the spot rate of exchange on the date of receipt regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss will be recognized with respect to the receipt of such payment (other than exchange gain or loss realized on the disposition of the foreign currency so received, see “Transactions in Foreign Currency,” below). A United States holder of DTC debt securities (as defined below) that uses the cash method of tax accounting and receives a payment of interest in U.S. dollars should realize interest income equal to the amount of U.S. dollars received. A United States holder that uses the accrual method of tax accounting will accrue interest income on the foreign currency debt security in the relevant foreign currency and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof, within such holder’s taxable year; or

•	at such holder’s election, at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS. A United States holder that uses the accrual method of tax accounting will recognize foreign currency gain or loss on the receipt of an interest payment made relating to a foreign currency debt security, including interest payments relating to DTC debt securities made in U.S. dollars, if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt securities.

Purchase, Sale and Retirement of Debt Securities

A United States holder’s tax basis in a debt security generally will equal the cost of such debt security to such holder:

•	increased by any amounts includible in income by the holder as original issue discount (“OID”) and market discount (each as described below); and

•	reduced by any amortized premium and any payments other than payments of qualified stated interest (each as described below) made on such debt security.

In the case of a foreign currency debt security, the cost of such debt security to a United States holder will generally be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the spot rate of exchange on that date. In the case of a foreign currency debt security that is traded on an established securities market, a United States holder generally should determine the U.S. dollar value of the cost of such debt security by translating the amount paid in foreign currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the purchase in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The amount of any subsequent adjustments to a United States holder’s tax basis in a foreign currency debt security in respect of OID, market discount and premium will be determined in the manner described under “Original Issue Discount,” “Market Discount” and “Debt Securities Purchased at a Premium” below. The conversion of U.S. dollars to another specified currency and the immediate use of such specified currency to purchase a foreign currency debt security generally will not result in any exchange gain or loss for a United States holder.

Upon the sale, exchange, retirement or other taxable disposition (collectively, a “disposition”) of a debt security, a United States holder generally will recognize gain or loss equal to the difference between (i) the amount realized on the disposition, less any accrued qualified stated interest, which will be taxable as ordinary income in the manner described above under “Payments of Interest,” and (ii) the United States holder’s adjusted tax basis in such debt security. If a United States holder receives a specified currency other than the U.S. dollar in respect of such disposition of a debt security, the amount realized will be the U.S. dollar value of the specified currency received calculated at the spot rate of exchange on the date of disposition of the debt security.

In the case of a foreign currency debt security that is traded on an established securities market, a United States holder that receives a specified currency other than the U.S. dollar in respect of such disposition generally should determine the amount realized (as determined on the trade date) by translating that specified currency into its U.S. dollar value at the spot rate of exchange (i) on the settlement date of the disposition in the case of a United States holder using the cash method of tax accounting or (ii) on the trade date, in the case of a United States holder using the accrual method of tax accounting, unless such holder elects to use the spot rate applicable to cash method United States holders. The election available to accrual basis United States holders in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, discussed above, must be applied consistently by the United States holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Except as discussed below in connection with foreign currency gain or loss and market discount, gain or loss recognized by a United States holder on the disposition of a debt security will generally be long term capital gain or loss if the United States holder’s holding period for the debt security exceeds one year at the time of such disposition. Long term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income.

Gain or loss recognized by a United States holder on the disposition of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the holder held such debt security.

Transactions in Foreign Currency

Foreign currency received as interest on, or on a disposition of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time such proceeds are received. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (ii) the United States holder’s tax basis in such foreign currency.

A United States holder that purchases a debt security with previously owned foreign currency will generally recognize gain or loss in an amount equal to the difference, if any, between such holder’s tax basis in such foreign currency and the U.S. dollar fair market value of such debt security on the date of purchase. Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to foreign currency and the immediate use of such currency to purchase a debt security generally will not result in any exchange gain or loss for a United States holder.

Original Issue Discount

In General.    Debt securities with a term greater than one year may be issued with OID for United States federal income tax purposes. Such debt securities are called OID debt securities in this prospectus. United States holders generally must accrue OID in gross income over the term of the OID debt securities on a constant yield basis, regardless of their regular method of tax accounting. As a result, United States holders generally will recognize taxable income in respect of an OID debt security in advance of the receipt of cash attributable to such income.

OID generally will arise if the stated redemption price at maturity of the debt security exceeds its issue price by at least a de minimis amount of 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to maturity. OID may also arise if a debt security has particular interest payment characteristics, such as interest holidays, interest payable in additional securities or stepped interest. For this purpose, the issue price of a debt security is the first price at which a substantial amount of debt securities is sold for cash, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The stated redemption price at maturity of a debt security is the sum of all payments due under the debt security, other than payments of qualified stated interest. The term qualified stated interest generally means stated interest that is unconditionally payable in cash or property, other than debt instruments of the issuer, at least annually during the entire term of the OID debt security at a single fixed rate of interest or, under particular conditions, based on one or more interest indices.

For each taxable year of a United States holder, the amount of OID that must be included in gross income in respect of an OID debt security will be the sum of the daily portions of OID for each day during such taxable year or any portion of such taxable year in which such a United States holder held the OID debt security. Such daily portions are determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of an OID debt security. However, accrual periods may not be longer than one year and each scheduled payment of principal or interest must occur on the first day or the final day of a period.

The amount of OID allocable to any accrual period generally will equal (i) the product of the OID debt security’s adjusted issue price at the beginning of such accrual period multiplied by its yield to maturity (as adjusted to take into account the length of such accrual period), less (ii) the amount, if any, of qualified stated interest allocable to that accrual period. The adjusted issue price of an OID debt security at the beginning of any accrual period will equal the issue price of the OID debt security, as defined above, (i) increased by previously accrued OID from prior accrual periods, and (ii) reduced by any payment made on such debt security, other than payments of qualified stated interest, on or before the first day of the accrual period. The yield to maturity of an OID debt security is the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value on the issue date of all payments on the OID debt security to equal the issue price. In the case of an OID debt security that is a floating rate debt security, both the yield to maturity and the qualified stated interest will be determined for these purposes as though the OID debt security will bear interest in all periods at a fixed rate generally equal to the value, as of the issue date, of the floating interest rate on the OID debt security or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the OID debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) As a result of this “constant yield” method of including OID in income, the amounts includible in income by a United States holder in respect of an OID debt security generally are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

Foreign Currency Debt Securities.    In the case of an OID debt security that is also a foreign currency debt security, a United States holder should determine the U.S. dollar amount includible in income as OID for each accrual period by:

•	calculating the amount of OID allocable to each accrual period in the specified currency using the constant-yield method described above; and

•

translating the amount of the specified currency so derived at the average exchange rate in effect during that accrual period, or portion of such accrual period within a United States holder’s taxable year, or, at the United States holder’s election (as described above under “Payments of Interest”), at the spot rate of exchange on (i) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (ii) on the date of receipt, if such date is within five business days of the last day of the accrual period.

All payments on an OID debt security, other than payments of qualified stated interest, will generally be viewed first as payments of previously accrued OID, to the extent thereof, with payments attributed first to the earliest accrued OID, and then as payments of principal. Upon the receipt of an amount attributable to OID, whether in connection with a payment of an amount that is not qualified stated interest or the disposition of the OID debt security, a United States holder will recognize ordinary income or loss measured by the difference between (i) the amount received and (ii) the amount accrued. The amount received will be translated into U.S. dollars at the spot rate of exchange on the date of receipt or on the date of disposition of the OID debt security. The amount accrued will be determined by using the spot rate of exchange applicable to such previous accrual.

Acquisition Premium.    A United States holder that purchases an OID debt security for an amount less than or equal to the remaining redemption amount, but in excess of the OID debt security’s adjusted issue price, generally is permitted to reduce the daily portions of OID by a fraction. The numerator of such fraction is the excess of the United States holder’s adjusted tax basis in the OID debt security immediately after its purchase over the OID debt security’s adjusted issue price. The denominator of such fraction is the excess of the remaining redemption amount over the OID debt security’s adjusted issue price. For purposes of this prospectus,

•	“remaining redemption amount” means the sum of all amounts payable on an OID debt security after the purchase date other than payments of qualified stated interest.

The debt securities may have special redemption, repayment or interest rate reset features, as indicated in the applicable supplement. Debt securities containing such features, in particular OID debt securities, may be subject to special rules that differ from the general rules discussed above. Accordingly, purchasers of debt securities with such features should carefully examine the applicable supplement, and should consult their tax advisors relating to such debt securities.

Market Discount

If a United States holder purchases a debt security for an amount that is less than the debt security’s stated redemption price at maturity or, in the case of an OID debt security, for an amount that is less than the debt security’s revised issue price, i.e., the debt security’s issue price increased by the amount of accrued OID, the debt security will be considered to have market discount. The market discount rules are subject to a de minimis rule similar to the rule relating to de minimis OID, described above (in the second paragraph under “Original Issue Discount”). Any gain recognized by the United States holder on the disposition of debt securities having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the debt security while held by such United States holder.

Alternatively, the United States holder may elect to include market discount in income currently over the life of the debt security. Such an election will apply to market discount debt securities acquired by the United States holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the United States holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the debt security to which it is made and is irrevocable. Unless the United States holder elects to include market discount in income on a current basis, as described above, the United States holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Market discount on a foreign currency debt security will be accrued by a United States holder in the specified currency. The amount includible in income by a United States holder in respect of such accrued market discount will be the U.S. dollar value of the amount accrued. This is generally calculated at the spot rate of exchange on the date that the debt security is disposed of by the United States holder. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of such accrual period within the United States holder’s taxable year.

Debt Securities Purchased at a Premium

A United States holder that purchases a debt security for an amount in excess of the remaining redemption amount will be considered to have purchased the debt security at a premium and the OID rules will not apply to such holder. Such holder may elect to amortize such premium, as an offset to interest income, using a constant-yield method, over the remaining term of the debt security. Such election, once made, generally applies to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the United States holder. Such election may be revoked only with the consent of the IRS. A United States holder that elects to amortize such premium must reduce its tax basis in a debt security by the amount of the premium amortized during its holding period. For a United States holder that does not elect to amortize bond premium, the amount of such premium will be included in the United States holder’s tax basis when the debt security matures or is disposed of by the United States holder. Therefore, a United States holder that does not elect to amortize premium and holds the debt security to maturity will generally be required to treat the premium as capital loss when the debt security matures.

Amortizable bond premium in respect of a foreign currency debt security will be computed in the specified currency and will reduce interest income in the specified currency. At the time amortized bond premium offsets interest income, exchange gain or loss, which will be taxable as ordinary income or loss, will be realized on the amortized bond premium on such debt security based on the difference between (i) the spot rate of exchange on the date or dates such premium is recovered through interest payments on the debt security and (ii) the spot rate of exchange on the date on which the United States holder acquired the debt security. See “Original Issue Discount — Acquisition Premium” above for a discussion of the treatment of a debt security purchased for an amount less than or equal to the remaining redemption amount but in excess of the debt security’s adjusted issue price.

Foreign Currency Notes and Reportable Transactions

A United States holder that participates in a “reportable transaction” will be required to disclose its participation to the IRS. The scope and application of these rules is not entirely clear. A United States holder may be required to treat a foreign currency exchange loss from a foreign currency debt security as a reportable transaction if the loss exceeds $50,000 in a single taxable year if the United States holder is an individual or trust, or higher amounts for other United States holders. In the event the acquisition, ownership or disposition of the foreign currency debt security constitutes participation in a “reportable transaction” for purposes of these rules, a United States holder will be required to disclose its investment to the IRS, currently on Form 8886. Prospective purchasers should consult their tax advisors regarding the application of these rules to the acquisition, ownership or disposition of a foreign currency debt security.

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS relating to payments made to particular United States holders of debt securities. In addition, United States holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. United States holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a disposition of the debt securities. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-United States Holders

Subject to the discussion below under “— FATCA,” under current United States federal income tax law:

•	withholding of United States federal income tax will not apply to payments of interest on a debt security to a non-United States holder, provided that,

(1)	the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Citigroup entitled to vote and is not a controlled foreign corporation related to Citigroup through stock ownership;

(2)	the beneficial owner provides its name and address and certifies (generally on IRS Form W-8BEN or Form W-8BEN-E), under penalties of perjury, that it is a non-United States holder in compliance with applicable requirements; and

(3)	neither Citigroup nor its paying agent has actual knowledge or reason to know that the beneficial owner of the debt security is a United States holder.

•	withholding of United States federal income tax will generally not apply to any gain realized on the disposition of a debt security.

In general, backup withholding and information reporting will not apply to a payment of interest on a debt security to a non-United States holder, or to proceeds from the disposition of a debt security by a non-United States holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States holder and neither Citigroup nor its paying agent has actual knowledge, or reason to know, to the contrary. Any amounts withheld under the backup withholding rules will be refunded or credited against the non-United States holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, if a debt security is not held through a qualified intermediary, the amount of payments made on such debt security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

FATCA

Under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a holder of debt securities will generally be subject to 30% U.S. withholding tax on payments made on (and, after December 31, 2018, gross proceeds from the sale or other taxable disposition of) the debt securities if the holder (i) is, or holds its debt securities through, a foreign financial institution that has not entered into an agreement with the U.S. government to report, on an annual basis, certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or (ii) fails to provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status, and if required, its direct and indirect U.S. owners. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements. If any taxes were to be deducted or withheld from any payments in respect of the debt securities as a result of a beneficial owner or intermediary’s failure to comply with the foregoing rules, no additional amounts will be paid on the debt securities as a result of the deduction or withholding of such tax. You should consult your own tax advisor on how these rules may apply to your investment in the debt securities.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS AFFECTING

DEBT SECURITIES DENOMINATED IN A FOREIGN CURRENCY

Currency Conversions

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in a foreign currency which are offered and sold in the United States (“DTC debt securities”) will be represented by beneficial interests in fully registered permanent global debt securities (“DTC global debt securities”) which will be deposited with Citibank, N.A. London office, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC. While interests in the DTC debt securities are held through the DTC global debt securities, all payments in respect of such debt securities will be made in U.S. dollars.

As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any particular payment under the DTC debt securities will be equal to the amount of the relevant foreign currency U.S.$ rate of exchange prevailing as of 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC debt securities accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement. If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup. If no bid quotation from a leading foreign exchange bank is available, payment will be in the relevant foreign currency to the account or accounts specified by DTC to the exchange agent. For purposes of this paragraph, a “Business Day” is a day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued.

Holders of the debt securities will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “— Foreign Exchange Risks” below.

Judgments in a Foreign Currency

The debt securities will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Foreign Exchange Risks

An investment in debt securities which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is a resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in the rates of exchange between the home currency and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls with respect to the relevant foreign currency. Such risks generally depend on economic and political events over which Citigroup has no control. In recent years, rates of exchange for foreign currencies have been volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the debt securities. Depreciation of the relevant foreign currency against the relevant home currency could result in a decrease in the effective yield of such relevant foreign denominated debt security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in debt securities denominated in a currency other than the home currency. Prospective investors should consult with their financial and legal advisors as to the risks involved in an investment in a particular offering of debt securities.

DESCRIPTION OF COMMON STOCK WARRANTS

The following briefly summarizes the material terms and provisions of the common stock warrants. You should read the particular terms of the common stock warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the common stock warrants being offered. The supplement may add, update or change the terms and conditions of the common stock warrants as described in this prospectus.

Citigroup may offer common stock warrants pursuant to which it may sell or purchase common stock. The common stock warrants will be issued under common stock warrant agreements to be entered into between Citigroup and a bank or trust company, as common stock warrant agent. Except as otherwise stated in a supplement, the common stock warrant agent will act solely as the agent of Citigroup under the applicable common stock warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of common stock warrants. A copy of the form of common stock warrant agreement, including the form of common stock warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the common stock warrant agreement and the common stock warrant certificate for provisions that may be important to you.

General

The particular terms of each issue of common stock warrants, the common stock warrant agreement relating to the common stock warrants and the common stock warrant certificates representing common stock warrants will be described in the applicable supplement, including, as applicable:

•	the title of the common stock warrants;

•	the offering price of the common stock warrants;

•	the aggregate number of common stock warrants and the aggregate number of shares of common stock purchasable upon exercise of the common stock warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation and terms of the common stock with which the common stock warrants are issued, and the number of common stock warrants issued with each share of common stock;

•	the date, if any, on and after which the common stock warrants and the related common stock will be separately transferable;

•	the minimum or maximum number of the common stock warrants that may be exercised at any one time;

•	the date on which the right to exercise the common stock warrants will commence and the date on which the right will expire;

•	a discussion of United States federal income tax, accounting or other considerations applicable to the common stock warrants;

•	anti-dilution provisions of the common stock warrants, if any;

•	redemption or call provisions, if any, applicable to the common stock warrants; and

•	any additional terms of the common stock warrants, including terms, procedures and limitations relating to the exchange and exercise of the common stock warrants.

No Rights as Stockholders

Holders of common stock warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors or any other matter, or to exercise any rights whatsoever as a holder of the common stock purchasable upon exercise of the common stock warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the common stock warrant agreement and the related common stock warrants. Citigroup will then be relieved of any further obligation under the common stock warrant agreement and common stock warrants.

DESCRIPTION OF INDEX WARRANTS

The following briefly summarizes the material terms and provisions of the index warrants, other than pricing and related terms disclosed in a supplement. You should read the particular terms of the index warrants that are offered by Citigroup, which will be described in more detail in a supplement. The supplement will also state whether any of the general provisions summarized below do not apply to the index warrants being offered.

Each series of index warrants will be issued under a separate index warrant agreement to be entered into between Citigroup and a bank or trust company, as index warrant agent. A single bank or trust company may act as index warrant agent for more than one series of index warrants. The index warrant agent will act solely as the agent of Citigroup under the applicable index warrant agreement and will not assume any obligation or relationship of agency or trust for or with any owners of index warrants. A copy of the form of index warrant agreement, including the form of certificate or global certificate that will represent the index warrant certificate, will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the index warrant agreement and the index warrant certificate or index warrant global certificate for provisions that may be important to you.

General

The index warrant agreement does not limit the number of index warrants that may be issued. Citigroup will have the right to “reopen” a previous series of index warrants by issuing additional index warrants of such series.

Each index warrant will entitle the warrant holder to receive from Citigroup, upon exercise, cash or securities. The amount in cash or number of securities will be determined by referring to an index calculated on the basis of prices, yields, levels or other specified objective measures in respect of:

•	one or more specified securities or securities indices;

•	one or more specified foreign currencies or currency indices;

•	a combination thereof; or

•	changes in such measure or differences between two or more such measures.

The supplement for a series of index warrants will describe the formula or methodology to be applied to the relevant index or indices to determine the amount payable or distributable on the index warrants.

If so specified in the supplement, the index warrants will entitle the warrant holder to receive from Citigroup a minimum or maximum amount upon automatic exercise at expiration or the happening of any other event described in the supplement.

The index warrants will be deemed to be automatically exercised upon expiration. Upon such automatic exercise, warrant holders will be entitled to receive the cash amount or number of securities due, if any, on such exercise.

You should read the supplement applicable to a series of index warrants for any circumstances in which the payment or distribution or the determination of the payment or distribution on the index warrants may be postponed or exercised early or cancelled. The amount due after any such delay or postponement, or early exercise or cancellation, will be described in the applicable supplement.

Unless otherwise specified in connection with a particular offering of index warrants, Citigroup will not purchase or take delivery of or sell or deliver any securities or currencies, including the underlying assets, other than the payment of any cash or distribution of any securities due on the index warrants, from or to warrant holders pursuant to the index warrants.

The applicable supplement relating to a series of index warrants will describe the following:

•	the aggregate number of such index warrants;

•	the offering price of such index warrants;

•	the measure or measures by which payment or distribution on such index warrants will be determined;

•	certain information regarding the underlying securities, foreign currencies or indices;

•	the amount of cash or number of securities due, or the means by which the amount of cash or number of securities due may be calculated, on exercise of the index warrants, including automatic exercise, or upon cancellation;

•	the date on which the index warrants may first be exercised and the date on which they expire;

•	any minimum number of index warrants exercisable at any one time;

•	any maximum number of index warrants that may, at Citigroup’s election, be exercised by all warrant holders or by any person or entity on any day;

•	any provisions permitting a warrant holder to condition an exercise of index warrants;

•	the method by which the index warrants may be exercised;

•	the currency in which the index warrants will be denominated and in which payments on the index warrants will be made or the securities that may be distributed in respect of the index warrants;

•	the method of making any foreign currency translation applicable to payments or distributions on the index warrants;

•	the method of providing for a substitute index or indices or otherwise determining the amount payable in connection with the exercise of index warrants if an index changes or is no longer available;

•	the time or times at which amounts will be payable or distributable in respect of such index warrants following exercise or automatic exercise;

•	any national securities exchange on, or self-regulatory organization with, which such index warrants will be listed;

•	any provisions for issuing such index warrants in certificated form;

•	if such index warrants are not issued in book-entry form, the place or places at and the procedures by which payments or distributions on the index warrants will be made; and

•	any other terms of such index warrants.

Prospective purchasers of index warrants should be aware of special United States federal income tax considerations applicable to instruments such as the index warrants. The supplement relating to each series of index warrants will describe these tax considerations. The summary of United States federal income tax considerations contained in the supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You are urged to consult your tax advisors before purchasing any index warrants.

Listing

Unless otherwise specified in connection with a particular offering of index warrants, the index warrants will be listed on a national securities exchange or with a self-regulatory organization, in each case as specified in the supplement. It is expected that such organization will stop trading a series of index warrants as of the close of business on the related expiration date of such index warrants.

Modification

The index warrant agreement and the terms of the related index warrants may be amended by Citigroup and the index warrant agent, without the consent of the holders of any index warrants, for any of the following purposes:

•	curing any ambiguity or curing, correcting or supplementing any defective or inconsistent provision;

•	maintaining the listing of such index warrants on any national securities exchange or with any other self-regulatory organization;

•	registering such index warrants under the Exchange Act, permitting the issuance of individual index warrant certificates to warrant holders, reflecting the issuance by Citigroup of additional index warrants of the same series or reflecting the appointment of a successor depositary; or

•	for any other purpose that Citigroup may deem necessary or desirable and which will not materially and adversely affect the interests of the warrant holders.

Citigroup and the index warrant agent also may modify or amend the index warrant agreement and the terms of the related index warrants, with the consent of the holders of not less than a majority of the then outstanding warrants of each series affected by such modification or amendment, for any purpose. However, no such modification or amendment may be made without the consent of each holder affected thereby if such modification or amendment:

•	changes the amount to be paid to the warrant holder or the manner in which that amount is to be determined;

•	shortens the period of time during which the index warrants may be exercised;

•	otherwise materially and adversely affects the exercise rights of the holders of the index warrants; or

•	reduces the percentage of the number of outstanding index warrants the consent of whose holders is required for modification or amendment of the index warrant agreement or the terms of the related index warrants.

Merger, Consolidation, Sale or Other Disposition

If at any time there is a merger or consolidation involving Citigroup or a sale, transfer, conveyance, other than lease, or other disposition of all or substantially all of the assets of Citigroup, then the assuming corporation will succeed to the obligations of Citigroup under the index warrant agreement and the related index warrants. Citigroup will then be relieved of any further obligation under the index warrant agreement and index warrants.

Enforceability of Rights by Warrant Holders

Any warrant holder may, without the consent of the index warrant agent or any other warrant holder, enforce by appropriate legal action on its own behalf his right to exercise, and to receive payment for, its index warrants.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, Citigroup’s authorized capital stock consists of 6 billion shares of common stock and 30 million shares of preferred stock. The following briefly summarizes the material terms of Citigroup’s common stock and outstanding preferred stock. You should read the more detailed provisions of Citigroup’s certificate of incorporation and the certificate of designation relating to a series of preferred stock for provisions that may be important to you.

Common Stock

As of June 30, 2017, Citigroup had outstanding approximately 2.725 billion shares of its common stock. Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Citigroup’s stockholders. Except as otherwise provided by law, the holders of shares of common stock vote as one class. Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon voluntary or involuntary liquidation, dissolution or winding up of Citigroup, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Inc. and Computershare Trust Company, N.A. The common stock is listed on the NYSE under the symbol “C.”

Preferred Stock

The general terms of Citigroup’s preferred stock are described below under “Description of Preferred Stock.”

As of the date of this prospectus, Citigroup had outstanding the following series of preferred stock with the following terms:

Title of Series	Number of Shares Outstanding	Dividend Rate Per Year		Redemption Price Per Share ($)	Date Next Redeemable by Citigroup
8.125% Non-Cumulative Preferred Stock, Series AA	3,870	8.125%		25,000	February 15, 2018
8.40% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series E	4,850	8.400	%(1)	25,000	April 30, 2018
5.950% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A	60,000	5.950	%(2)	25,000	January 30, 2023
5.90% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series B	30,000	5.900	%(3)	25,000	February 15, 2023
5.80% Noncumulative Preferred Stock, Series C	23,000	5.800%		25,000	April 22, 2018
5.350% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series D	50,000	5.350	%(4)	25,000	May 15, 2023
7.125% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series J	38,000	7.125	%(5)	25,000	September 30, 2023
6.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series K	59,800	6.875	%(6)	25,000	November 15, 2023
6.875% Noncumulative Preferred Stock, Series L	19,200	6.875%		25,000	February 12, 2019
6.300% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series M	70,000	6.300	%(7)	25,000	May 15, 2024
5.800% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series N	60,000	5.800	%(8)	25,000	November 15, 2019
5.875% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series O	60,000	5.875	%(9)	25,000	March 27, 2020
5.950% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series P	80,000	5.950	%(10)	25,000	May 15, 2025
5.950% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series Q	50,000	5.950	%(11)	25,000	August 15, 2020
6.125% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series R	60,000	6.125	%(12)	25,000	November 15, 2020
6.300% Noncumulative Preferred Stock, Series S	41,400	6.300%		25,000	February 12, 2021
6.250% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series T	60,000	6.250	%(13)	25,000	August 15, 2026

(1)	Dividends payable at the fixed rate until April 30, 2018, and thereafter at a rate equal to the greater of (a) a floating rate equal to three-month LIBOR plus 4.0285% and (b) 7.7575%.
(2)	Dividends payable at the fixed rate until January 30, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.068%.
(3)	Dividends payable at the fixed rate until February 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.23%.
(4)	Dividends payable at the fixed rate until May 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 3.466%.
(5)	Dividends payable at the fixed rate until September 30, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.040%.
(6)	Dividends payable at the fixed rate until November 15, 2023, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.130%.
(7)	Dividends payable at the fixed rate until May 15, 2024, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 3.423%.
(8)	Dividends payable at the fixed rate until November 15, 2019, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.093%.

(9)	Dividends payable at the fixed rate until March 27, 2020, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.059%.
(10)	Dividends payable at the fixed rate until May 15, 2025, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 3.905%.
(11)	Dividends payable at the fixed rate until August 15, 2020, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.095%.
(12)	Dividends payable at the fixed rate until November 15, 2020, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.478%.
(13)	Dividends payable at the fixed rate until August 15, 2026, and thereafter at a rate equal to a floating rate equal to three-month LIBOR plus 4.517%.

The following summary of each series of Citigroup’s preferred stock outstanding on the date hereof is qualified in its entirety by reference to the description of those securities contained in the Restated Certificate of Incorporation of Citigroup and the applicable certificate of designation for each series.

Series AA Preferred Stock

Preferential Rights.    The Series AA Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series AA Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series AA Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series AA Preferred Stock without the consent of the holders of the Series AA Preferred Stock.

Dividends.    Holders of the Series AA Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual dividend rate per share of 8.125% on the liquidation preference of $25,000 per share. Dividends on the Series AA Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series AA Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of Series AA Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series AA Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series AA Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series AA Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series AA Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series AA Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series AA Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series AA Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series AA Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series AA Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series AA Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series AA Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series AA Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series AA Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series AA Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series AA Preferred Stock, in whole or in part, at its option, with the prior approval of the Federal Reserve if required, at any time, or from time to time on any dividend payment date on or after February 15, 2018 as to which Citigroup has declared a dividend in full on the Series AA Preferred Stock, at the redemption price equal to $25,000 per share.

Series E Preferred Stock

Preferential Rights.    The Series E Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series E Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series E Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series E Preferred Stock without the consent of the holders of the Series E Preferred Stock.

Dividends.    Holders of the Series E Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, April 30, 2018, at an annual rate of 8.400% on the liquidation preference amount of $25,000 per share of Series E Preferred Stock, semi-annually in arrears, on April 30 and October 30 of each year, beginning on October 30, 2008, and (ii) from and including April 30, 2018, at an annual rate equal to the greater of (a) three-month LIBOR plus 4.0285% and (b) 7.7575%, on the liquidation preference amount of $25,000 per share of Series E Preferred Stock, quarterly in arrears, on January 30, April 30, July 30, and October 30 of each year, beginning on July 30, 2018. Dividends on the Series E Preferred Stock are noncumulative.

As long as shares of Series E Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of Series E Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series E Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series E Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any dividend payable on any Series E Preferred Stock is in arrears for at least three semi-annual or six quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series E Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series E Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series E Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series E Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series E Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series E Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series E

Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designation relating to the Series E Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series E Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series E Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series E Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series E Preferred Stock, with the prior approval of the Federal Reserve if required, in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after April 30, 2018 as to which Citigroup has declared a dividend in full on the Series E Preferred Stock at a redemption price equal to $25,000 per share.

Series A Preferred Stock

Preferential Rights.    The Series A Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series A Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series A Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series A Preferred Stock without the consent of the holders of the Series A Preferred Stock.

Dividends.    Holders of the Series A Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, January 30, 2023, at an annual rate of 5.950% on the liquidation preference of $25,000 per share of Series A Preferred Stock, semi-annually in arrears, on January 30 and July 30 of each year, beginning on July 30, 2013, and (ii) from and including January 30, 2023, at an annual rate equal to three-month LIBOR plus 4.068% on the liquidation preference amount of $25,000 per share of Series A Preferred Stock, quarterly in arrears, on January 30, April 30, July 30, and October 30 of each year, beginning on April 30, 2023. Dividends on the Series A Preferred Stock are noncumulative.

As long as shares of Series A Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series A Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series A Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series A Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series A Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series A Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series A Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series A Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series A Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series A Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series A Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series A Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series A Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series A Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series A Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series A Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series A Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after January 30, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series A Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series B Preferred Stock

Preferential Rights.    The Series B Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series B Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series B Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series B Preferred Stock without the consent of the holders of the Series B Preferred Stock.

Dividends.    Holders of the Series B Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding February 15, 2023, at an annual rate of 5.90% on the liquidation preference amount of $25,000 per share of Series B Preferred Stock, semi-annually in arrears, on February 15 and August 15 of each year, beginning on August 15, 2013, and (ii) from, and including, February 15, 2023, at an annual rate equal to three-month LIBOR plus 4.23% on the liquidation preference amount of $25,000 per share of Series B Preferred Stock, quarterly in arrears, on February 15, May 15, August 15, and November 15 of each year, beginning on May 15, 2023. Dividends on the Series B Preferred Stock are noncumulative.

As long as shares of Series B Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series B Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series B Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series B Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series B Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series B Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series B Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series B Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series B Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series B Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series B Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series B Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series B Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series B Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series B Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series B Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series B Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after February 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series B Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series C Preferred Stock

Preferential Rights.    The Series C Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series C Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series C Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series C Preferred Stock without the consent of the holders of the Series C Preferred Stock.

Dividends.    Holders of the Series C Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual rate of 5.80% on the liquidation preference amount of $25,000 per share quarterly in arrears on January 22, April 22, July 22 and October 22 of each year, beginning on July 22, 2013. Dividends on the Series C Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series C Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series C Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series C Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series C Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series C Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series C Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series C Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series C Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series C Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series C Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series C Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series C Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series C Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series C Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series C Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series C Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series C Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after April 22, 2018 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series C Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series D Preferred Stock

Preferential Rights.    The Series D Preferred Stock ranks senior to Citigroup common stock, ranks equally with the Series AA Preferred Stock, the Series E Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series J Preferred Stock, as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series D Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series D Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series D Preferred Stock without the consent of the holders of the Series D Preferred Stock.

Dividends.    Holders of the Series D Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding, May 15, 2023, at an annual rate of 5.350% on the liquidation preference amount of $25,000 per share of Series D Preferred Stock, semi-annually in arrears, on May 15 and November 15 of each year, beginning on November 15, 2013, and (ii) from, and including, May 15, 2023, at an annual rate equal to three-month LIBOR plus 3.466% on the liquidation preference amount of $25,000 per share of Series D Preferred Stock, quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on August 15, 2023. Dividends on the Series D Preferred Stock are noncumulative.

As long as shares of Series D Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series D Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series D Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series D Preferred stock do not have voting rights other than those described below and as specifically required by Delaware law. If any quarterly dividend payable on any Series D Preferred

Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series D Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series D Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series D Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series D Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series D Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series D Preferred Stock then outstanding. Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series D Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series D Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series D Preferred Stock.

Distribution.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series D Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series D Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series D Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time on any dividend payment date on or after May 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series D Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series J Preferred Stock

Preferential Rights.    The Series J Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series J Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series J Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series J Preferred Stock without the consent of the holders of the Series J Preferred Stock.

Dividends.    Holders of the Series J Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding September 30, 2023, at an annual rate of 7.125% on the liquidation preference amount of $25,000 per share quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2013, and (ii) from, and including, September 30, 2023, at an annual rate equal to three-month LIBOR plus 4.040% on the liquidation preference amount of $25,000 per share of Series J Preferred Stock, quarterly in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2013. Dividends on the Series J Preferred Stock are noncumulative and are payable quarterly in arrears.

As long as shares of Series J Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series J Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series J Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series J Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series J Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series J Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series J Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series J Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series J Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series J Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series J Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series J Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series J Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series J Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series J Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series J Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series J Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after September 30, 2023 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series J Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series K Preferred Stock

Preferential Rights.    The Series K Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series K Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series K Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series K Preferred Stock without the consent of the holders of the Series K Preferred Stock.

Dividends.    Holders of the Series K Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) from the date of issuance to, but excluding November 15, 2023, at an annual rate of 6.875% on the liquidation preference amount of $25,000 per share quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2014 and (ii) from, and including, November 15, 2023, at an annual rate equal to three-month LIBOR plus 4.130% on the liquidation preference amount of $25,000 per share of Series K Preferred Stock, quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2024. Dividends on the Series K Preferred Stock are noncumulative and are payable quarterly in arrears.

As long as shares of Series K Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series K Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series K Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series K Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series K Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series K Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series K Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series K Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series K Preferred Stock to elect the Preferred Stock Directors will continue until all dividend arrearages on the Series K Preferred Stock have been paid or declared and set apart for payment.

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series K Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series K Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series K Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series K Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series K Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series K Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any accrued and accumulated but unpaid dividends thereon to the date of final distribution.

Redemption.    Citigroup may redeem the Series K Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after November 15, 2023 or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series K Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series L Preferred Stock

Preferential Rights.    The Series L Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series L Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series L Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series L Preferred Stock without the consent of the holders of the Series L Preferred Stock.

Dividends.    Holders of the Series L Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual rate of 6.875% on the liquidation preference amount of $25,000 per share quarterly in arrears on February 12, May 12, August 12 and November 12 of each year, beginning on May 12, 2014. Dividends on the Series L Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series L Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series L Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series L Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series L Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series L Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series L Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series L Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series L Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series L Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment on the Series L Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series L Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series L Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series L Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series L Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series L Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series L Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series L Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after February 12, 2019, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series L Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series M Preferred Stock

Preferential Rights.    The Series M Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series M Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series M Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series M Preferred Stock without the consent of the holders of the Series M Preferred Stock.

Dividends.    Holders of the Series M Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 6.300% on the liquidation preference amount of $25,000 per share semiannually in arrears on each May 15 and November 15, beginning November 15, 2014, and (ii) at an annual rate equal to three-month LIBOR plus 3.423% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2024. Dividends on the Series M Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series M Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series M Preferred Stock, Citigroup cannot declare or pay any cash dividends on any shares of common stock or other capital stock ranking junior to the Series M Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of Series M Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series M Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series M Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series M Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series M Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series M Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment on the Series M Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series M Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series M Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series M Preferred Stock) so as to adversely affect the powers, preferences or rights of the holders of shares of Series M Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series M Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made to or set aside to holders of capital stock ranking junior to the Series M Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series M Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after May 15, 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series M Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series N Preferred Stock

Preferential Rights.    The Series N Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series N Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series N Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series N Preferred Stock without the consent of the holders of the Series N Preferred Stock.

Dividends.    Holders of the Series N Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 5.800% on the liquidation preference amount of $25,000 per share semiannually in arrears on each May 15 and November 15, beginning May 15, 2015, and (ii) at an annual rate equal to three-month LIBOR plus 4.093% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2020. Dividends on the Series N Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series N Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series N Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series N Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series N Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series N Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series N Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series N Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series N Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series N Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series N Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series N Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series N Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series N Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series N Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series N Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series N Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series N Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after November 15, 2019, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series N Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series O Preferred Stock

Preferential Rights.    The Series O Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series 0 Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series O Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series O Preferred Stock without the consent of the holders of the Series O Preferred Stock.

Dividends.    Holders of the Series O Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 5.875% on the liquidation preference amount of $25,000 per share semiannually in arrears on each March 27 and September 27, beginning September 27, 2015, and (ii) at an annual rate equal to three-month LIBOR plus 4.059% on the liquidation preference amount of $25,000 per share quarterly in arrears on each March 27, June 27, September 27 and December 27, beginning June 27, 2020. Dividends on the Series O Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series 0 Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series O Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series O Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series O Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series O Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series O Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series O Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series O Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series O Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series O Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series O Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series O Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designation relating to the Series O Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series O Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series O Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series O Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series O Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after March 27, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series O Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series P Preferred Stock

Preferential Rights.    The Series P Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series P Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series P Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series P Preferred Stock without the consent of the holders of the Series P Preferred Stock.

Dividends.    Holders of the Series P Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 5.950% on the liquidation preference amount of $25,000 per share semiannually in arrears on each May 15 and November 15, beginning November 15, 2015, and (ii) at an annual rate equal to three-month LIBOR plus 3.905% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2025. Dividends on the Series P Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series P Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series P Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series P Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series P Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series P Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series P Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series P Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series P Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series P Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series P Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series P Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series P Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series P Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series P Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series P Preferred Stock are entitled to receive out of assets available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series P Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series P Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after May 15, 2025, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series P Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series Q Preferred Stock

Preferential Rights.    The Series Q Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series Q Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series Q Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series Q Preferred Stock without the consent of the holders of the Series Q Preferred Stock.

Dividends.    Holders of the Series Q Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 5.950% on the liquidation preference amount of $25,000 per share semiannually in arrears on each February 15 and August 15, beginning February 15, 2016, and (ii) at an annual rate equal to three-month LIBOR plus 4.095% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning November 15, 2020. Dividends on the Series Q Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series Q Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series Q Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series Q Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series Q Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series Q Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series Q Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series Q Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series Q Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series Q Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series Q Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series Q Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series Q Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series Q Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series Q Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series Q Preferred Stock are entitled to receive out of assets legally available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series Q Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series Q Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after August 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series Q Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series R Preferred Stock

Preferential Rights.    The Series R Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series R Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series R Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series R Preferred Stock without the consent of the holders of the Series R Preferred Stock.

Dividends.    Holders of the Series R Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 6.125% on the liquidation preference amount of $25,000 per share semiannually in arrears on each May 15 and November 15, beginning May 15, 2016, and (ii) at an annual rate equal to three-month LIBOR plus 4.478% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2021. Dividends on the Series R Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series R Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series R Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series R Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series R Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series R Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series R Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series R Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series R Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series R Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series R Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series R Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series R Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series R Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series R Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series R Preferred Stock are entitled to receive out of assets legally available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series R Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series R Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after November 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series R Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series S Preferred Stock

Preferential Rights.    The Series S Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series S Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series S Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series S Preferred Stock without the consent of the holders of the Series S Preferred Stock.

Dividends.    Holders of the Series S Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, at an annual rate of 6.300% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 12, May 12, August 12 and November 12 of each year, beginning May 12, 2016. Dividends on the Series S Preferred Stock are noncumulative and are payable quarterly in arrears. As long as shares of Series S Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series S Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series S Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series S Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any quarterly dividend payable on any Series S Preferred Stock is in arrears for six or more quarterly dividend periods, whether or not for consecutive dividend periods, the holders of the Series S Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series S Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series S Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series S Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual periods or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series S Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series S Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series S Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series S Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series S Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series S Preferred Stock are entitled to receive out of assets legally available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series S Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series S Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after February 12, 2021, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series S Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Series T Preferred Stock

Preferential Rights.    The Series T Preferred Stock ranks senior to Citigroup common stock and ranks equally with each other series of Citigroup preferred stock outstanding on the date hereof as to dividends and distributions upon the liquidation, dissolution or winding up of Citigroup. The Series T Preferred Stock is not convertible into or exchangeable for any shares of common stock or any other class of Citigroup capital stock. Holders of the Series T Preferred Stock do not have any preemptive rights. Citigroup may issue stock with preferences equal with or junior to the Series T Preferred Stock without the consent of the holders of the Series T Preferred Stock.

Dividends.    Holders of the Series T Preferred Stock are entitled to receive cash dividends when and as declared by the board of directors of Citigroup or a duly authorized committee of the board out of assets legally available for payment, (i) at an annual rate of 6.250% on the liquidation preference amount of $25,000 per share semiannually in arrears on each February 15 and August 15, beginning February 15, 2017, and (ii) at an annual rate equal to three-month LIBOR plus 4.517% on the liquidation preference amount of $25,000 per share quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning November 15, 2026. Dividends on the Series T Preferred Stock are noncumulative and are payable semiannually or quarterly, as applicable, in arrears. As long as shares of Series T Preferred Stock remain outstanding, unless full noncumulative dividends for the dividend period then ending have been paid or declared and set apart for payment on all outstanding shares of the Series T Preferred Stock, Citigroup cannot declare or pay any cash dividend on any shares of common stock or other capital stock ranking junior to the Series T Preferred Stock during the next succeeding dividend period.

Voting Rights.    Holders of the Series T Preferred Stock do not have voting rights other than those described below and as specifically required by Delaware law.

If any semiannual dividend payable on any Series T Preferred Stock is in arrears for three or more semiannual dividend periods, whether or not for consecutive dividend periods, the holders of the Series T Preferred Stock will be entitled to vote as a class, together with the holders of all series of preferred stock ranking equally with the Series T Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted to the holders of Series T Preferred Stock have been conferred and are exercisable, for the election of two Preferred Stock Directors. The voting rights of the holders of the Series T Preferred Stock to elect the Preferred Stock Directors will cease when Citigroup has paid noncumulative dividends in full for at least two consecutive semiannual or four consecutive quarterly dividend periods, as applicable, following a Nonpayment of the Series T Preferred Stock and on any noncumulative dividend parity stock and has paid cumulative dividends in full on any cumulative dividend parity stock (but subject always to the vesting of such voting rights in the case of any similar non-payment of dividends in respect of future dividend periods).

Also, without the consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of the total number of shares of Series T Preferred Stock then outstanding, Citigroup may not create any class of stock having preference as to dividends or distributions of the assets over the Series T Preferred Stock, or alter or change the provisions of Citigroup’s certificate of incorporation (including any certificate of amendment or certificate of designations relating to the Series T Preferred Stock) so as to adversely affect the powers, preferences or rights of the holder of the shares of Series T Preferred Stock.

Distributions.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of Series T Preferred Stock are entitled to receive out of assets legally available for distribution to stockholders, before any distribution of assets may be made or set aside to holders of capital stock ranking junior to the Series T Preferred Stock as to distributions, a liquidating distribution in an amount equal to $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of liquidation, dissolution or winding up, but only if and to the extent declared.

Redemption.    Citigroup may redeem the Series T Preferred Stock, with the prior approval of the Federal Reserve if required, (i) in whole or in part, at its option, at any time or from time to time, on any dividend payment date on or after August 15, 2026, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Series T Preferred Stock certificate of designations), in each case at the redemption price equal to $25,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date fixed for redemption.

Important Provisions of Citigroup’s Certificate of Incorporation and By-Laws

Business Combinations.    The certificate of incorporation generally requires the affirmative vote of at least a majority of the votes cast affirmatively or negatively by the holders of the then outstanding shares of voting stock, voting together as a single class, to approve any merger or other business combination between Citigroup and any interested stockholder, unless (1) the transaction has been approved by a majority of the continuing directors of Citigroup or (2) minimum price, form of consideration and procedural requirements are satisfied. An “interested stockholder” as defined in the certificate of incorporation generally means a person who owns at least 25% of the voting stock of Citigroup or who is an affiliate or associate of Citigroup and owned at least 25% of the voting stock of Citigroup at any time during the prior two years. A “continuing director,” as defined in the certificate of incorporation, generally means a director who is not related to an interested stockholder and held that position before an interested stockholder became an interested stockholder.

Amendments to Certificate of Incorporation and By-Laws.    The affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote is required to amend the provisions of the certificate of incorporation relating to the issuance of common stock. Amendments of provisions of the certificate of incorporation relating to business combinations generally require a vote of the holders of at least a majority of the then outstanding shares of voting stock. The board of directors, at any meeting, may alter or amend the by-laws upon the affirmative vote of at least 66 2/3% of the entire board of directors.

Vacancies.    Vacancies on the board of directors resulting from an increase in the number of directors may be filled by a majority of the board of directors then in office, so long as a quorum is present. Any other vacancies on the board of directors may be filled by a majority of the directors then in office, even if less than a quorum. Any director elected to fill a vacancy that did not result from increasing the size of the board of directors shall hold office for a term coinciding with the predecessor director’s remaining term.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of Citigroup’s preferred stock, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any series of preferred stock offered by Citigroup, which will be described in more detail in any supplement relating to such series, together with the more detailed provisions of Citigroup’s restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by the accompanying supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Citigroup’s outstanding preferred stock, see “Description of Capital Stock.”

Under Citigroup’s certificate of incorporation, the board of directors of Citigroup is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, the board of directors of Citigroup will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the certificate of incorporation. The term “board of directors of Citigroup” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Citigroup and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Citigroup may have the effect of rendering more difficult or discouraging an acquisition of Citigroup deemed undesirable by the board of directors of Citigroup.

Under existing interpretations of The Board of Governors of the Federal Reserve System, if the holders of the preferred stock become entitled to vote for the election of directors because dividends on the preferred stock are in arrears as described below, preferred stock may then be deemed a “class of voting securities” and a holder of 25% or more of the preferred stock or a holder of 5% or more of the preferred stock that is otherwise a bank holding company may then be regulated as a “bank holding company” with respect to Citigroup in accordance with the Bank Holding Company Act. In addition, at such time:

•	any bank holding company or foreign bank with a U.S. presence generally would be required to obtain the approval of the Federal Reserve under the BHC Act to acquire or retain 5% or more of the preferred stock; and

•	any person other than a bank holding company may be required to obtain the approval of the Federal Reserve under the Change in Bank Control Act to acquire or retain 10% or more of the preferred stock.

Before exercising its option to redeem any shares of preferred stock, Citigroup will obtain the approval of the Federal Reserve if then required by applicable law.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Citigroup.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors of Citigroup out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Citigroup or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

Citigroup may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Citigroup may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Citigroup ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Citigroup’s common stock.

Redemption

If so specified in the applicable supplement, a series of preferred stock may be redeemable, with the prior approval of the Federal Reserve if required, at any time, in whole or in part, at the option of Citigroup or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless Citigroup defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Citigroup, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Citigroup on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Citigroup after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the accompanying supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by Citigroup and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in a supplement. The supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

Citigroup may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, Citigroup will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Citigroup and a bank or trust company selected by Citigroup having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with the approval of Citigroup, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever Citigroup redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

Citigroup will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Citigroup and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Citigroup.

The deposit agreement may be terminated by Citigroup at any time and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than Citigroup, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to Citigroup notice of its intent to do so, and Citigroup may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from Citigroup that are delivered to the preferred stock depositary and that Citigroup is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor Citigroup will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Citigroup and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Citigroup and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Citigroup may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to Citigroup, and Citigroup to sell to or purchase from the holders, a specified number of shares of common stock, shares of preferred stock or depositary shares at a future date or dates. The consideration per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities;

•	capital securities issued by trusts, all of whose common securities are owned by Citigroup or by one of its subsidiaries;

•	junior subordinated debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require Citigroup to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

Citigroup may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Any such underwriters, dealers or agents may include any broker-dealer subsidiary of Citigroup.

The supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Citigroup from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Citigroup will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the supplement relating to that transaction.

Offered securities may be sold directly by Citigroup to one or more institutional purchasers, or through agents designated by Citigroup from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Citigroup may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable supplement.

If so indicated in the applicable supplement, Citigroup will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup at the public offering price set forth in such supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the supplement and the supplement will set forth the commission payable for solicitation of such contracts.

Conflicts of Interest. The broker-dealer subsidiaries of Citigroup, including Citigroup Global Markets Inc., are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup’s broker-dealer subsidiaries participate will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121. Neither Citigroup Global Markets Inc. nor any other broker-dealer subsidiary of Citigroup will sell the offered securities to an account over which Citigroup or its subsidiaries have investment discretion unless Citigroup Global Markets Inc. or such broker-dealer subsidiary has received specific written approval of the transaction from the account holder.

This prospectus, together with any applicable supplement, may also be used by any broker-dealer subsidiary of Citigroup in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup’s broker-dealer subsidiaries may act as principal or agent in such transactions. None of Citigroup’s broker-dealer subsidiaries have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup, to indemnification by Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup and affiliates of Citigroup in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities of Citigroup. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts) (collectively, “plans”), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity. Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under state, federal, local or non-U.S. law. Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire the offered securities should consult with its legal counsel.

Citigroup has subsidiaries, including broker-dealer subsidiaries, that provide services to many employee benefit plans. Citigroup and any such direct or indirect subsidiary of Citigroup may each be considered a “party in interest” and a “disqualified person” to a large number of plans. A purchase of offered securities of Citigroup by any such plan would be likely to result in a prohibited transaction between the plan and Citigroup.

Accordingly, unless otherwise provided in connection with a particular offering of securities, offered securities may not be purchased, held or disposed of by any plan or any other person investing “plan assets” of any plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless one of the following exemptions (or a similar exemption or exception) applies to such purchase, holding and disposition:

•	Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code for transactions with certain service providers (the “Service Provider Exemption”),

•	Prohibited Transaction Class Exemption (“PTCE”) 96-23 for transactions determined by in-house asset managers,

•	PTCE 95-60 for transactions involving insurance company general accounts,

•	PTCE 91-38 for transactions involving bank collective investment funds,

•	PTCE 90-1 for transactions involving insurance company separate accounts, or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Unless otherwise provided in connection with a particular offering of securities, any purchaser of the offered securities or any interest therein will be deemed to have represented and warranted to Citigroup on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either:

(a)	it is not a plan subject to Title I of ERISA or Section 4975 of the Code and is not purchasing such securities or interest therein on behalf of, or with “plan assets” of, any such plan;

(b)	its purchase, holding and disposition of such securities are not and will not be prohibited because they are exempted by Section 408(b)(17) of ERISA or Section 4975(d)(20) of the Code or one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14; or

(c)	it is a governmental plan (as defined in section 3 of ERISA) or other plan that is not subject to the provisions of Title I of ERISA or Section 4975 of the Code and its purchase, holding and disposition of such securities are not otherwise prohibited.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of the offered securities with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of offered securities and the availability of exemptive relief under the class exemptions listed above.

LEGAL MATTERS

Barbara Politi, Assistant General Counsel — Capital Markets, or counsel to be identified in the applicable supplement, will act as legal counsel to Citigroup. Ms. Politi beneficially owns, or has rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or other counsel identified in the applicable supplement, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup at future dates, and consents to the use of their reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon their reports and said authority.